     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ORBITAL SCIENCES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      06-1209561
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

                            ------------------------

                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166
                                 (703) 406-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               DAVID W. THOMPSON
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ORBITAL SCIENCES CORPORATION
                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166
                                 (703) 406-5000
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

             EVE N. HOWARD, ESQ.                            CRAIG B. BROD, ESQ.
            HOGAN & HARTSON L.L.P.                   CLEARY, GOTTLIEB, STEEN & HAMILTON
         555 THIRTEENTH STREET, N.W.                         ONE LIBERTY PLAZA
            WASHINGTON, D.C. 20004                          NEW YORK, N.Y. 10006
                (202) 637-5600                                 (212) 225-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================


                                                                         PROPOSED           PROPOSED
                                                                         MAXIMUM            MAXIMUM
                                                         AMOUNT          OFFERING          AGGREGATE          AMOUNT OF
                                                         BEING          PRICE PER           OFFERING         REGISTRATION
TITLE OF SECURITIES BEING REGISTERED                   REGISTERED         SHARE              PRICE               FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......................    3,162,500(1)       $43.1875       $136,580,469(2)        $40,292
===========================================================================================================================

(1) Includes shares that are issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for purposes of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market on March 23, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 26, 1998

PROSPECTUS

                                2,750,000 SHARES

                                 [ORBITAL LOGO]

                                  COMMON STOCK
                          ---------------------------

     All the shares of Common Stock offered hereby are being sold by Orbital Sciences Corporation (the "Company" or "Orbital").

     The Common Stock is quoted on the Nasdaq National Market under the symbol "ORBI". On March 25, 1998, the last sale price of the Common Stock as reported on the Nasdaq National Market was $46.50 per share. See "Price Range of Common Stock and Dividend Policy."

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                          ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                          ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================
                                          PRICE TO                UNDERWRITING              PROCEEDS TO
                                           PUBLIC                 DISCOUNTS(1)               COMPANY(2)
--------------------------------------------------------------------------------------------------------------
Per Share.......................             $                         $                         $
--------------------------------------------------------------------------------------------------------------
Total(3)........................             $                         $                         $
==============================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $     .

(3) The Company has granted the Underwriters an option to purchase up to an additional 412,500 shares of Common Stock, exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Proceeds to Company will be $     , $     and $     , respectively. See
    "Underwriting."

                          ---------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York, on or
about             , 1998.

                          ---------------------------

MERRILL LYNCH & CO.

                        J.P. MORGAN & CO.
                                            MORGAN STANLEY DEAN WITTER
                          ---------------------------

                 THE DATE OF THIS PROSPECTUS IS        , 1998.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements included or incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, launch success, product performance, risks associated with government contracts, the introduction of products and services by competitors, risks associated with acquired businesses, the successful and timely implementation of ORBCOMM (as defined) and ORBIMAGE (as defined) services and customer acceptance of such services, general economic and business conditions and the other factors set forth herein under the heading "Risk Factors." See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook: Issues and Uncertainties" included herein and also incorporated in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (which is incorporated herein by reference).

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's following Regional Offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's worldwide web site at http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     A registration statement on Form S-3 with respect to the Common Stock offered hereby (together with all amendments, exhibits and schedules thereto, the "Registration Statement") has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Annual Report"), which has been previously filed by the Company (File No. 0-18287) with the Commission pursuant to the Exchange Act, is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to which this Prospectus relates, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO ORBITAL SCIENCES CORPORATION, 21700 ATLANTIC BOULEVARD, DULLES, VIRGINIA 20166, TELEPHONE NUMBER: (703) 406-5000, ATTENTION: GENERAL COUNSEL.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus or incorporated herein by reference. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Unless otherwise indicated, references herein to "Orbital" or the "Company" include Orbital Sciences Corporation and its consolidated subsidiaries.

                                  THE COMPANY

     Orbital is a leading space and information systems company that designs, manufactures, operates and markets a broad range of space-related products and services. The Company's products and services are grouped into three general business sectors: Space and Ground Infrastructure Systems, Satellite Access Products and Satellite Services, consisting of the following major products and services:

               SECTOR                            PRODUCT LINE                      PRODUCT/SERVICE
               ------                            ------------                      ---------------
Space and Ground Infrastructure
  Systems                              Launch Vehicles                    Pegasus and Taurus Space Launch
                                                                            Vehicles
                                                                          Suborbital Vehicles
                                                                          X-34 Reusable Launch Vehicles
                                       Satellites                         Small and Medium LEO and Small
                                                                            GEO Satellites
                                                                          Satellite Subsystems and Space-
                                                                            Related Technical Services
                                       Electronics and Sensors            Defense Electronics Products
                                                                          Space Sensors and Instruments
                                       Ground Systems and Software        Satellite Ground Stations
                                                                          Image Processing Software
                                                                          Transportation Management
                                                                            Software
Satellite Access Products              Recreational Navigation Systems    Consumer GPS Navigators
                                       Professional Navigation Systems    High-Precision GPS Navigators
                                       Automotive Navigation Systems      Automotive GPS Navigator
                                       Voice and Data Communications      Satellite Telephones and ORBCOMM
                                       Systems                              Communicators
                                       Transportation Management Systems  ORBTRAC System
Satellite Services                     Two-way Mobile Data                ORBCOMM Services
                                         Communications
                                       Earth Imaging                      ORBIMAGE Products and Services

     Since its inception, Orbital's strategy has been to develop and grow a core integrated business of space systems product development and manufacturing, while also leveraging that expertise to establish innovative space-based communications and information services. Today, Orbital is a leading provider of launch services, satellites, electronics and sensors, satellite ground stations, satellite-based navigation and positioning products and data and voice communications products to commercial and government customers around the world. In addition, through its ORBCOMM Global, L.P. ("ORBCOMM") and Orbital Imaging Corporation ("ORBIMAGE") affiliates, the Company is a pioneering operator of global satellites and ground networks for the provision of data communications and remote imaging services.

     Orbital's Space and Ground Infrastructure Systems sector generated approximately $534 million in revenues in 1997. At December 31, 1997, the sector had firm contract backlog of approximately $1.0 billion. Firm backlog excludes unexercised contract options and undefinitized new contracts, having an aggregate potential contract value of approximately $1.9 billion at December 31, 1997.

     Orbital's air-launched Pegasus and ground-launched Taurus rockets have achieved market leadership in launching small satellites into low-Earth orbit. Orbital is also involved in developing a next-generation reusable launch vehicle through its X-34 rocket program for the National Aeronautics and Space Administration ("NASA"). In addition, the Company is a major supplier of suborbital launch vehicles. Since 1982, Orbital (including a predecessor company) has built and launched over 120 space and suborbital launch vehicles. In 1997, launch vehicles accounted for approximately 20% of Orbital's revenues.

     During the past five years, Orbital has expanded its Space and Ground Infrastructure Systems product lines through internal growth and through a series of strategic acquisitions. With the acquisition of Fairchild Space and Defense Corporation ("Fairchild") in 1994 and the satellite business of CTA INCORPORATED ("CTA") in 1997, Orbital has expanded its satellite development and manufacturing capability and is now a leading provider of small and medium class low-Earth orbit satellites and an emerging supplier of small geosynchronous satellites. Since 1982, Orbital (including two predecessor companies) has built and delivered more than 50 satellites to commercial and government customers. The Fairchild acquisition also expanded Orbital's existing space sensor and instruments product lines by adding various sophisticated electronics products. In 1997, satellites accounted for approximately 39% of Orbital's revenues, while electronics and sensor systems accounted for approximately 17% of revenues.

     Through the 1995 acquisition of MacDonald, Dettwiler and Associates, Ltd ("MDA"), the Company expanded its product lines to include satellite imaging ground stations and image processing software. Ground systems and software accounted for approximately 13% of Orbital's revenues in 1997.

     Orbital's Satellite Access Products sector was established through the 1994 acquisition of Magellan Corporation ("Magellan"), and has expanded through internal growth and the 1997 acquisition of the Global Positioning System ("GPS") automotive navigation product line of Rockwell International Corporation ("Rockwell") and the 1997 merger with Ashtech Inc. ("Ashtech"). Orbital is now a leader in developing and selling recreational, professional and automotive navigation and positioning products that use GPS and GLONASS (the comparable Russian GPS system) satellite technology, and is developing and producing satellite communications products and transportation management systems as well. Satellite Access Products generated revenues of approximately $71 million (or 12% of Orbital's revenues in 1997) and on a pro forma basis, taking into account its merger with Ashtech in December 1997, generated revenues of approximately $117 million in 1997. Orbital owns a 66% controlling interest in Magellan.

     Orbital has leveraged its technological expertise and its integrated space manufacturing businesses into satellite services businesses through ORBCOMM and ORBIMAGE. Orbital accounts for ORBCOMM and ORBIMAGE using the equity method of accounting. ORBCOMM and ORBIMAGE are both in early stages of operations and have generated substantial start-up losses to date.

     Orbital developed the "ORBCOMM" concept in 1990 and formed the ORBCOMM partnership in 1993 to provide low-cost, two-way fixed and mobile data communications services using a constellation of up to 36 small communications satellites which were designed, and are being built and launched, by Orbital. The first two ORBCOMM satellites were launched on the Company's Pegasus rocket in 1995 and are operational today. An additional group of eight satellites was launched on the Pegasus launch vehicle in December 1997, and two additional satellites were launched on Orbital's Taurus rocket in February 1998. These ten recently launched satellites are expected to be placed into commercial service in the second quarter of 1998. The remaining 24 satellites are scheduled to be launched in 1998 (16 satellites) and 1999 (eight satellites) on three Pegasus missions, each launching eight satellites. As a result of the strategic equity capital raised by ORBCOMM in 1993 and 1995, the Company currently owns a 50% noncontrolling interest in ORBCOMM.

     ORBIMAGE, conceived by Orbital in 1992, operates, and is further developing, a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface (land and oceans), the atmosphere and weather conditions. Small Earth-viewing satellites and related sensors and instruments placed in low-Earth orbits are planned to offer cost-efficient image collection and processing, together with daily global coverage and high-resolution imaging quality. Two of ORBIMAGE's four planned satellites were built and launched by Orbital and are operational today. The remaining two satellites are being built by Orbital and are scheduled to be launched in 1999 and 2000. As a result of ORBIMAGE's capital raising efforts in 1997 and 1998, the Company currently owns a 60% noncontrolling interest in ORBIMAGE.

                                  THE OFFERING

Common Stock Offered by the
  Company..................  2,750,000 shares

Common Stock to be
  Outstanding After the
  Offering(1)..............  35,231,719 shares

Use of Proceeds............  The net proceeds to the Company from the issuance and sale of the Common Stock will be principally used to support further business expansion in the Company's Space and Ground Infrastructure Systems sector as a result of higher than expected new orders in 1997 and 1998 for satellites and launch vehicles, including for working capital and capital expenditures for facilities and production and test equipment. A portion of the net proceeds may also be used for investments in new projects or space-related businesses, expanded research and development for new products, or acquisitions of businesses and/or product lines complementary to the Company's existing businesses, and for other general corporate purposes. Pending the foregoing uses, the Company will pay down existing borrowings under its credit facilities and invest the remainder in short-term interest-bearing securities. Any such amounts paid down may be reborrowed subject to the terms of such facilities. See "Use of Proceeds."

Nasdaq National Market
  Symbol...................  ORBI
---------------

(1) As of December 31, 1997. Excludes 4,226,159 shares reserved as of December 31, 1997 pursuant to the Company's stock option plans. The Board of Directors has approved an increase in the number of shares of Common Stock authorized for issuance under the Orbital 1997 Stock Option and Incentive Plan from 1,600,000 shares to 3,200,000 shares, subject to stockholder approval. Excludes 3,571,429 shares of Common Stock issuable upon conversion of the Company's 5% Convertible Subordinated Notes due 2002 (the "Notes"). See "Capitalization."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto included or incorporated by reference in this Prospectus. The consolidated operating data and other data for the three-year period ended December 31, 1997 and the consolidated balance sheet data at December 31, 1997 and 1996 is derived from and should be read in conjunction with the audited consolidated financial statements and notes thereto included and incorporated by reference in this Prospectus. The consolidated operating data and other data for the years ended December 31, 1994 and 1993 and the consolidated balance sheet data at December 31, 1995, 1994 and 1993 are derived from audited consolidated financial statements not included or incorporated by reference herein.

                                                                      YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------------------------
                                                    1997(1)        1996         1995         1994         1993
                                                   ----------   ----------   ----------   ----------   ----------
                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED OPERATING DATA(2):
Revenues.........................................  $  605,975   $  461,435   $  364,320   $  301,576   $  300,184
Gross profit.....................................     149,203      125,174       96,304       85,159       71,895
Income from operations...........................      29,494       23,842        1,144       12,375       12,288
Net investment income (expense)..................       1,475       (1,123)         639         (244)         (44)
Income (loss) before provision (benefit) for
  income taxes and cumulative effect of
  accounting change..............................      25,040       17,738       (1,990)      10,364        9,808
Net income (loss)................................      23,005       15,907       (4,848)       7,620        7,605
Net income (loss) per common share, assuming
  dilution(3)....................................  $     0.69   $     0.55   $    (0.19)  $     0.32   $     0.37
Common shares used in the calculation of net
  income (loss) per common share, assuming
  dilution(3)....................................  33,980,747   31,616,119   30,103,858   27,309,336   22,343,402

OTHER DATA:
Depreciation and amortization....................  $   23,854   $   25,096   $   22,229   $   17,198   $   10,467
Capital expenditures.............................      45,012       43,544       17,239       29,939       38,350
Research and development expenses................      26,355       22,179       28,512       17,259       19,703

                                                                            DECEMBER 31,
                                                   --------------------------------------------------------------
                                                      1997         1996         1995         1994         1993
                                                   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term
  investments....................................  $   15,126   $   32,686   $   35,030   $   40,345   $   85,347
Net working capital..............................      52,499       83,673       87,553       57,449       92,036
Total assets.....................................     771,639      500,770      466,908      441,042      367,979
Short-term borrowings............................      29,317       38,519       11,907       28,977       15,793
Long-term obligations, net of current portion....     198,394       33,076       96,990       86,068       73,165
Stockholders' equity.............................     355,101      330,502      238,908      206,943      169,389

---------------
(1) Includes results attributable to the satellite and communications services businesses acquired from CTA from August 15, 1997.

(2) Consolidates ORBIMAGE's results until May 8, 1997.

(3) Net income (loss) per common share, assuming dilution, is calculated using the weighted average number of shares and dilutive equivalent shares outstanding during the periods, plus the effect of an assumed conversion of the Company's Notes.

                                  RISK FACTORS

     An investment in the Common Stock involves a significant degree of risk. In determining whether to make an investment in the Common Stock, potential investors should consider carefully all the information set forth in this Prospectus and, in particular, the risk factors described below. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Information."

TECHNOLOGICALLY ADVANCED PRODUCTS AND SERVICES

     Most of the products developed and manufactured by Orbital are technologically advanced and sometimes novel systems that must function under demanding operating conditions. Even though Orbital believes it employs sophisticated design, manufacturing and testing processes and practices, there can be no assurance that Orbital's products will be successfully launched or operated or that they will be developed or will perform as intended. Certain of Orbital's contracts require it to forfeit part of its expected profit, to receive reduced payments, to provide a replacement launch or other product or service, or to reduce the price of subsequent sales to the same customer, if any, if its products fail to perform adequately. Performance penalties also may be imposed should Orbital fail to meet delivery schedules or other measures of contract performance.

     Orbital, like most organizations that have launch and satellite programs, has experienced occasional product failures and other problems, including with respect to certain of its launch vehicles and satellites. For example, certain satellites which were placed into orbit for ORBCOMM have experienced certain anomalies. See "--Investments in Satellite Services Businesses." Orbital will likely experience some product and service failures, schedule delays and other problems in connection with its launch vehicles, satellites and other products in the future. In addition to any costs resulting from product warranties, contract performance or required remedial action, such failures may result in increased costs or loss of revenues due to postponement of subsequently scheduled launches or satellite operations or other product and service deliveries. While the Company usually insures certain potential costs related to product warranties and contract performance, the Company generally does not insure potential costs resulting from any required remedial actions or costs or loss of revenues due to postponement of subsequently scheduled operations or product deliveries.

     Orbital's products and services are and will continue to be subject to significant technological change and innovation. Orbital's success will generally depend on its ability to penetrate and retain markets for its existing products and to continue to conceive, design, manufacture and market new products and services on a cost-effective and timely basis. Orbital anticipates that it will incur significant expenses in the design and initial manufacturing and marketing of new products and services. There can be no assurance that Orbital will be able to achieve the technological advances necessary to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis, that anticipated markets will exist or develop for new products or services, or that its existing products and services will not become technologically obsolete.

U.S. GOVERNMENT CONTRACTS

     During 1997, approximately 38% of the Company's total annual revenues, and at December 31, 1997 approximately 50% of the Company's firm contract backlog, were derived from contracts with the United States ("U.S.") government and its agencies or were derived from subcontracts with the U.S. government's prime contractors. Most of Orbital's U.S. government contracts are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies or the imposition of budgetary constraints could materially adversely affect Orbital's financial condition or results of operations. Furthermore, contracts with the U.S. government may be terminated or suspended by the U.S. government at any time, with or without cause. There can be no assurance that these contracts will not be terminated or suspended in the future, or that contract suspensions or terminations will not result in unreimbursable expenses or charges or other adverse effects on the Company. See "Business -- U.S. Government Contracts."

     The accuracy and appropriateness of Orbital's direct and indirect costs and expenses under its contracts with the U.S. government are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. government. These agencies have the right to challenge Orbital's cost estimates or allocations with respect to any such contract. Additionally, a substantial portion of payments to the Company under U.S. government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. Orbital believes that any adjustments likely to result from inquiries or audits of its contracts will not have a material adverse impact on its financial condition or results of operations. Since Orbital's inception, it has not experienced any material adjustments as a result of any such inquiries or audits, but there can be no assurance that its contracts will not be subject to material adjustments in the future.

REGULATION

     The ability of Orbital to pursue its business activities is regulated by various agencies and departments of the U.S. Government and, in certain circumstances, the governments of other countries. Commercial space launches require licenses from the U.S. Department of Transportation ("DoT"), and the Company's operation of its L-1011 aircraft requires licenses from certain agencies of the DoT, including the Federal Aviation Administration. Construction, launch and operation of commercial communications satellites, including the satellite-based two-way data communications network to be provided by ORBCOMM, require licenses from the U.S. Federal Communications Commission ("FCC") and frequently require the approval of international and individual country regulatory authorities. In addition, commercial satellite imagery providers such as ORBIMAGE require licenses from the U.S. Department of Commerce ("DoC") and the FCC for the operation of remote imaging satellites, such as the OrbView-3 satellite that Orbital is currently constructing for ORBIMAGE. Exports of Orbital's products, services and technical information frequently require licenses from the U.S. Department of State or the DoC. There can be no assurance that the Company will continue to be successful in its efforts to obtain necessary licenses or regulatory approvals. The inability of the Company to secure any necessary licenses or approvals could have a material adverse effect on its financial condition or results of operations.

COMPONENTS, RAW MATERIALS AND CARRIER AIRCRAFT

     Orbital purchases a significant percentage of its product components, including rocket propulsion motors, structural assemblies, electronic equipment and computer chips, from third parties. Orbital also occasionally obtains from the U.S. government parts and equipment that are used in the production of the Company's products or in the provision of the Company's services. Orbital has not experienced material difficulty in obtaining product components or necessary parts and equipment and believes that alternative sources of supply would be available, although increased costs and possible delays could be incurred in securing alternative sources of supply. The Company's ability to launch its Pegasus vehicle depends on the availability of an aircraft with the capability of carrying and launching such space launch vehicle. In June 1997, Orbital purchased the modified Lockheed L-1011 used for its Pegasus vehicle. Prior to that date, Orbital had leased the L-1011 since 1991 from a commercial lending institution. This L-1011 is also planned to be used for the launch of the X-34 reusable launch vehicle currently under development by Orbital for NASA. In the event that the L-1011 were to be unavailable, Orbital would experience significant delays, expenses and loss of revenues as a result of having to acquire and modify a new carrier aircraft.

INVESTMENTS IN SATELLITE SERVICES BUSINESSES

     As of December 31, 1997, the Company had invested, through its majority owned subsidiary, Orbital Communications Corporation ("OCC"), approximately $75 million in ORBCOMM for the development, construction and operation of a satellite-based, two-way mobile data communications network (the "ORBCOMM System"). Because the Company does not control ORBCOMM's operational and financial affairs, the Company is accounting for its investment in, and earnings and losses attributable to, ORBCOMM using the equity method of accounting. In addition, as of December 31, 1997, the Company had invested approximately $89 million in ORBIMAGE for the development, construction and operation of a fleet of digital imaging satellites and related ground systems. As a result of certain rights granted to the preferred stockholders of ORBIMAGE, the Company does not control ORBIMAGE's operational and financial affairs. Consequently, the Company is accounting for its investment in, and earnings and losses attributable to, ORBIMAGE using the equity method of accounting. See "Business -- Satellite Services." Start-up of the ORBCOMM and ORBIMAGE businesses has produced significant operating losses for several years, and most likely will continue to produce operating losses for several more years.

     The recoverability of the Company's investments in ORBCOMM and ORBIMAGE is dependent on several factors, including, among other things, the successful implementation of innovative and novel technologies, including, with respect to ORBCOMM, the launch of up to 36 satellites (twelve of which have been launched), the establishment of commercial markets for new services and the ability to maintain and expand these markets, and the ability to raise sufficient capital to fund system implementation and start-up operating losses. Certain satellites which were placed into orbit for ORBCOMM in December 1997 and February 1998 are generating lower than expected solar power levels, although the Company and ORBCOMM anticipate that such power levels will be sufficient to meet planned service requirements, and certain of these satellites have experienced anomalies in certain radio transmitters. The Company and ORBCOMM believe they have determined the causes of the lower power levels and radio transmitter anomalies, which they believe will be corrected in future ORBCOMM satellites, and are developing procedures to minimize the effects of and/or bypass these anomalies on the existing in-orbit ORBCOMM satellites. There can be no assurance that the Company and ORBCOMM will be successful in their efforts or, if unsuccessful, that ORBCOMM's commercial operations would not be adversely affected. In addition, to the extent ORBCOMM cannot raise required capital to fund its implementation and start-up operating losses, at December 31, 1997, Orbital was committed to provide up to an additional $15 million to ORBCOMM. ORBCOMM has requested and Orbital has funded $7.5 million of the commitment so far in 1998. In addition, Orbital has provided approximately $24 million in vendor financing to ORBCOMM (one-half of which has been advanced to Orbital by an affiliate of Teleglobe Inc., the other strategic partner and major investor in ORBCOMM), and expects this amount to increase. There can be no assurance that the ORBCOMM or ORBIMAGE businesses will be fully constructed, become fully operational or obtain all necessary licenses or additional capital. Further, even if such businesses are fully constructed and become operational, there can be no assurance that an adequate market will develop for their products and services, that they will achieve profitable operations or that Orbital will recover any of its investment in such ventures. If such investments are at any time deemed unrecoverable, then the Company may have to expense all or part of such investments.

LONG-TERM CONTRACTS

     The majority of the Company's contracts, particularly for its Space and Ground Infrastructure Systems, are long-term contracts. Orbital recognizes revenues on long-term contracts using the percentage of completion method of accounting, whereby revenue, and therefore profit, is recognized based on actual costs incurred in relation to total estimated costs to complete the contract or based on specific delivery terms and conditions. Revenue recognition and profitability, if any, from a particular contract may be adversely affected to the extent that original cost estimates, estimated costs to complete or incentive or award fee estimates are revised, delivery schedules are delayed, or progress under a contract is otherwise impeded.

COMPETITION

     Virtually all Orbital's products and services face significant competition from existing and potential competitors, many of whom are larger and have substantially greater resources than the Company. The primary domestic competition for the Company's Pegasus and Taurus launch vehicles comes from the Athena launch vehicles developed by Lockheed Martin Corporation ("Lockheed"). In addition, Pegasus may face competition from launch systems derived from U.S. government surplus ballistic missiles. The Israeli Shavit vehicle and other potential foreign launch vehicles could also pose competitive challenges to Pegasus, although

U.S. government policy currently prohibits the launch of foreign vehicles from U.S. territory. Competition for Taurus could come from surplus Titan II launch vehicles, although a very limited inventory remains, and from the Russian Cosmos SL-8 launch vehicle. Competition to Pegasus and Taurus launch vehicles also exists in the form of partial or secondary payload capacity on larger boosters including the Ariane, Atlas and Delta launch vehicles. Orbital's primary competitors in the suborbital launch vehicle product line are Coleman Research Corporation, Lockheed and Space Vector Corporation.

     The Company's satellites and related products compete with products and services produced or provided by government entities and numerous private entities, including TRW Inc., Ball Aerospace and Technology Corporation ("Ball Aerospace"), Lockheed, GM Hughes Electronics Corporation ("Hughes"), Spar Aerospace Limited and Spectrum Astro, Inc. The Company's airborne and ground-based electronics systems, including defense-oriented data management systems, defense-oriented avionics products and imagery processing systems, aviation systems and space sensors and instruments face competition from several established manufacturers, including Smiths Industries, Lockheed Sanders and Honeywell Inc. The Company's main competitors in the area of satellite ground stations include Datron Systems Inc., Matra Marconi Space N.V. and Raytheon Corp. The Company's satellite access products primarily face competition from Trimble Navigation Ltd., Garmin International, Lowrance Electronics, Philips Automotive Electronics, Alpine Electronics and several other producers. The main competitors with Orbital's transportation management systems are Rockwell, Harris Corporation and TMS (Raytheon).

     ORBCOMM, which provides satellite-based data communications services, may face competition from numerous existing and proposed satellite-based and terrestrial systems providing data communications services. ORBIMAGE may face competition from U.S. and foreign governmental entities, and private entities including Space Imaging EOSAT, EarthWatch Incorporated ("Earthwatch") and SPOT Image, that provide or are seeking to provide satellite-based or aerial imagery products. For additional information relating to competition, see
"Business -- Competition."

ANTI-TAKEOVER EFFECTS OF RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     The Company's Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Furthermore, certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Common Stock.

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company has historically made strategic acquisitions of businesses and routinely evaluates potential acquisition candidates that it believes would enhance its business. The Company has also historically pursued strategic alliances through joint ventures, and routinely evaluates similar opportunities. Such transactions commonly involve certain risks including, among others, assimilating the acquired operations, technologies and personnel and maintaining appropriate standards, controls, procedures and policies, entering markets in which the Company has little or no direct prior experience, potentially losing key employees of acquired organizations and resolving potential disputes with joint venture partners. There can be no assurance that the Company will be successful in overcoming these risks in connection with its recent acquisitions or any future transactions.

YEAR 2000 ISSUES

     The Company has made a preliminary assessment of potential "Year 2000" issues on various computer-related systems. The Company has developed an initial corrective action plan that includes reprogramming impacted software where appropriate and feasible, obtaining vendor-provided software upgrades where available and completely replacing the impacted system when necessary. The Company currently expects that identified "Year 2000" impacted systems will be corrected by the end of 1998, although there can be no assurance that the Company has identified all "Year 2000" impacted systems or that its corrective action plan will be timely and successful. The Company believes that the costs to correct its systems will not materially affect its results of operations or its financial condition. In addition, the Company has not received any indication to date that the impact of "Year 2000" issues on its customers and suppliers will have a material adverse effect on the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including technical performance of the Company's products, market acceptance of the Company's new products and services, variations in the Company's operating results, changes in reports of securities analysts, and publicity regarding the industry or the Company. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies, which may adversely affect the market price of the shares of Common Stock.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the issuance and sale of the 2,750,000 shares of Common Stock offered hereby (based on an assumed offering price of $46.50 per share, the last reported sale price for the Common Stock on the Nasdaq National Market on March 25, 1998) will be approximately $121,225,000 ($139,447,000 if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. The Company expects to use the net proceeds principally to support further business expansion in its Space and Ground Infrastructure Systems sector as a result of higher than expected new orders in 1997 and 1998 for satellites and launch vehicles, including for working capital and for capital expenditures for facilities and production and test equipment. Additionally, a portion of the net proceeds may be used for investments in new projects or space-related businesses, expanded research and development for new products, or acquisitions of businesses and/or product lines complementary to the Company's existing businesses, and for other general corporate purposes. As of the date hereof, the Company has no agreements or understandings with respect to any such investments or acquisitions. Pending the foregoing uses, the Company will (i) pay down existing borrowings under the Company's credit facility with a syndicate of banks led by Morgan Guaranty Trust Company of New York (the "Credit Facility") and a line of credit, which aggregated $51.3 million at December 31, 1997 with a weighted average interest rate of 7.35%, and (ii) invest the remainder in short-term interest-bearing securities. Any such amounts paid down may be reborrowed subject to the terms of such facilities. Amounts borrowed under the facilities were used for general corporate purposes. The Credit Facility has a scheduled maturity date of August 2001, and the line of credit is payable on demand.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock is traded on the Nasdaq National Market under the symbol "ORBI." The following table sets forth for the periods indicated the high and low sales prices of the Common Stock as reported by the Nasdaq National Market.

                                                              HIGH    LOW
                                                              ----    ---
1996
     First Quarter..........................................  $16 1/8 $11 3/4
     Second Quarter.........................................   19 7/8  13
     Third Quarter..........................................   20      16 3/8
     Fourth Quarter.........................................   21 7/8  16 1/4
1997
     First Quarter..........................................   19 1/4  13 3/4
     Second Quarter.........................................   18      12 3/4
     Third Quarter..........................................   25      15 7/8
     Fourth Quarter.........................................   30 3/4  21
1998
     First Quarter (through March 25, 1998).................   46 1/2  29

     The last reported sale price for the Common Stock on the Nasdaq National Market on March 25, 1998 was $46 1/2. As of March 24, 1998, there were approximately 1,351 holders of record of Common Stock.

     The Company has never paid any cash dividends on its Common Stock. The Company presently intends to retain future earnings for working capital and product development and therefore does not anticipate paying cash dividends on the Common Stock at any time in the foreseeable future. In addition, the Credit Facility prohibits the payment of cash dividends.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and short-term investments, short-term debt and capitalization of the Company as of December 31, 1997 on a historical basis and as adjusted assuming completion of this offering and application of the estimated net proceeds therefrom, as described in "Use of Proceeds."

                                                                 DECEMBER 31, 1997
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
Cash and cash equivalents and short-term investments........   $ 15,126     $ 85,101
                                                               ========     ========
Short-term debt:
     Short-term debt........................................     10,067        6,567
     Current portion of long-term debt......................     19,250       19,250
                                                               --------     --------
                                                               $ 29,317     $ 25,817
                                                               ========     ========
Long-term obligations, net of current portion...............   $198,394     $150,644
Stockholders' equity:
     Preferred Stock; par value $.01; 10,000,000 shares
      authorized, one share of Series A Voting Preferred
      Stock issued and outstanding..........................         --           --
     Common Stock; par value $.01; 80,000,000 shares
      authorized, 32,481,719 and 35,231,719 (as adjusted)
      shares outstanding, after deducting 20,877 shares held
      in treasury(1)........................................        325          352
Additional paid-in capital..................................    326,187      447,385
Unrealized gains on short-term investments..................        272          272
Cumulative translation adjustment...........................     (4,943)      (4,943)
Retained earnings...........................................     33,260       33,260
                                                               --------     --------
     Total stockholders' equity.............................    355,101      476,326
                                                               --------     --------
          Total capitalization..............................   $553,495     $626,970
                                                               ========     ========

---------------
(1) Excludes 4,007,291 shares of Common Stock subject to issuance under options outstanding as of December 31, 1997, which options are exercisable at prices ranging from $1.84 to $24.00. As of December 31, 1997, a total of 4,226,159 shares of the Company's Common Stock were reserved for issuance under the Company's stock option plans. The Board of Directors has approved an increase in the number of shares of Common Stock authorized for issuance under the Orbital 1997 Stock Option and Incentive Plan from 1,600,000 shares to 3,200,000 shares, subject to stockholder approval. Excludes 3,571,429 shares of Common Stock issuable upon conversion of the Notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto included or incorporated by reference in this Prospectus. The consolidated operating data and other data for the three-year period ended December 31, 1997 and the consolidated balance sheet data at December 31, 1997 and 1996 are derived from and should be read in conjunction with the audited consolidated financial statements and notes thereto included and incorporated by reference in this Prospectus. The consolidated operating data and other data for the years ended December 31, 1994 and 1993 and the consolidated balance sheet data at December 31, 1995, 1994 and 1993 are derived from audited consolidated financial statements not included or incorporated by reference herein.

                                                                                   YEARS ENDED DECEMBER 31,
                                                              -------------------------------------------------------------------
                                                                1997(1)        1996          1995          1994          1993
                                                              -----------   -----------   -----------   -----------   -----------
                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED OPERATING DATA(2):
   Revenues................................................   $   605,975   $   461,435   $   364,320   $   301,576   $   300,184
   Costs of goods sold.....................................       456,772       336,261       268,016       216,417       228,289
                                                              -----------   -----------   -----------   -----------   -----------
   Gross profit............................................       149,203       125,174        96,304        85,159        71,895
   Research and development expenses.......................        26,355        22,179        28,512        17,259        19,703
   Selling, general and administrative expenses............        89,502        76,019        63,427        53,165        38,270
   Amortization of excess of purchase price over net assets
     acquired..............................................         3,852         3,134         3,221         2,360         1,634
                                                              -----------   -----------   -----------   -----------   -----------
   Income from operations..................................        29,494        23,842         1,144        12,375        12,288
   Net investment income (expense).........................         1,475        (1,123)          639          (244)          (44)
   Equity in losses of affiliates..........................       (26,034)       (6,454)         (759)       (1,264)       (2,436)
   Non-controlling interests in losses of consolidated
     subsidiaries..........................................         2,638         1,473           427            --            --
   Gain on sale of subsidiary stock........................        21,180            --            --            --            --
   Acquisition expenses....................................        (4,343)           --        (3,441)         (503)           --
                                                              -----------   -----------   -----------   -----------   -----------
   Income (loss) before provision (benefit) for income
     taxes and cumulative effect of accounting change......        25,040        17,738        (1,990)       10,364         9,808
   Provision (benefit) for income taxes....................         2,035         1,831        (1,302)        2,744         2,403
                                                              -----------   -----------   -----------   -----------   -----------
   Income (loss) before cumulative effect of accounting
     change................................................        23,005        15,907          (688)        7,620         7,405
   Cumulative effect of accounting change, net of taxes....            --            --        (4,160)           --           200
                                                              -----------   -----------   -----------   -----------   -----------
   Net income (loss).......................................   $    23,005   $    15,907   $    (4,848)  $     7,620   $     7,605
                                                              ===========   ===========   ===========   ===========   ===========
NET INCOME (LOSS) PER COMMON SHARE(3):
   Income (loss) before cumulative effect of accounting
     change................................................   $      0.71   $      0.55   $     (0.03)  $      0.33   $      0.40
   Cumulative effect of accounting change..................            --            --         (0.16)           --          0.01
                                                              -----------   -----------   -----------   -----------   -----------
                                                              $      0.71   $      0.55   $     (0.19)  $      0.33   $      0.41
                                                              ===========   ===========   ===========   ===========   ===========
   SHARES USED IN COMPUTING NET INCOME (LOSS) PER COMMON
     SHARE.................................................    32,283,138    29,137,361    26,207,746    23,191,553    18,728,980
                                                              ===========   ===========   ===========   ===========   ===========
NET INCOME (LOSS) PER COMMON SHARE, ASSUMING DILUTION(4):
   Income (loss) before cumulative effect of accounting
     change................................................   $      0.69   $      0.55   $     (0.03)  $      0.32   $      0.36
   Cumulative effect of accounting change..................            --            --         (0.16)           --          0.01
                                                              -----------   -----------   -----------   -----------   -----------
                                                              $      0.69   $      0.55   $     (0.19)  $      0.32   $      0.37
                                                              ===========   ===========   ===========   ===========   ===========
   SHARES USED IN COMPUTING NET INCOME (LOSS) PER COMMON
     SHARE, ASSUMING DILUTION..............................    33,980,747    31,616,119    30,103,858    27,309,336    22,343,402
                                                              ===========   ===========   ===========   ===========   ===========
OTHER DATA:
    Depreciation and amortization..........................   $    23,854   $    25,096   $    22,229   $    17,198   $    10,467
    Capital expenditures...................................        45,012        43,544        17,239        29,939        38,350

                                                                                         DECEMBER 31,
                                                              -------------------------------------------------------------------
                                                                 1997          1996          1995          1994          1993
                                                              -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA:
   Cash and cash equivalents and short-term investments....   $    15,126   $    32,686   $    35,030   $    40,345   $    85,347
   Net working capital.....................................        52,499        83,673        87,553        57,449        92,036
   Total assets............................................       771,639       500,770       466,908       441,042       367,979
   Short-term borrowings...................................        29,317        38,519        11,907        28,977        15,793
   Long-term obligations, net of current portion...........       198,394        33,076        96,990        86,068        73,165
   Stockholders' equity....................................       355,101       330,502       238,908       206,943       169,389

---------------
(1) Includes results attributable to the satellite and communications services businesses acquired from CTA from August 15, 1997.

(2) Consolidates ORBIMAGE's results until May 8, 1997.

(3) Net income (loss) per common share is calculated using the weighted average number of shares outstanding during the periods.

(4) Net income (loss) per common share, assuming dilution, is calculated using the weighted average number of shares and dilutive equivalent shares outstanding during the periods, plus the effect of an assumed conversion of the Company's Notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     With the exception of historical information, the matters discussed below under the headings "-- Recent Developments," "-- Results of Operations" and
"-- Liquidity and Capital Resources" include forward-looking statements that involve risks and uncertainties, many of which are beyond the Company's control. A number of important factors, including those identified in the section
"-- Outlook: Issues and Uncertainties," may affect the Company's actual results and cause actual results to differ materially from those in any forward-looking statement.

     The Company's products and services are grouped into three business sectors: Space and Ground Infrastructure Systems, Satellite Access Products and Satellite Services. Space and Ground Infrastructure Systems include launch vehicles, satellites, electronics and sensor systems, and satellite ground systems and software. The Company's Satellite Access Products sector consists of recreational, professional and automotive satellite-based navigation products, satellite communications products and certain transportation management systems. The Company's Satellite Services sector includes satellite-based two-way mobile data communications services and satellite-based remote imagery services.

     A significant portion of the Company's Space and Ground Infrastructure Systems revenues are generated under long-term contracts with various agencies of the U.S. government, various foreign governments and commercial customers. Orbital recognizes revenues on long-term contracts using the percentage-of-completion method of accounting, under which revenues and profits are recognized based on actual costs incurred in relation to total estimated costs to complete the contract or specific delivery terms and conditions. To the extent that estimated costs of completion are adjusted, revenue recognized from a particular contract will be affected in the period of the adjustment.

     The Company is accounting for its investments in ORBCOMM and in ORBIMAGE using the equity method of accounting. In accordance with the equity method of accounting, Orbital recognizes 100% of the revenues earned and costs incurred on sales of products and services to these entities. The Company also recognizes as equity in earnings (losses) of affiliates its proportionate share of ORBCOMM's and ORBIMAGE's profits and losses. ORBCOMM and ORBIMAGE are currently capitalizing substantially all system construction costs, including amounts paid to Orbital. To the extent ORBCOMM and ORBIMAGE capitalize their purchases from Orbital, the Company eliminates as equity in earnings (losses) of affiliates approximately 50% and 75% (the Company's equity ownership in ORBCOMM and ORBIMAGE in 1997, respectively) of its profits and losses from sales to ORBCOMM and ORBIMAGE, respectively. Orbital controls, and therefore consolidates the accounts of, ORBCOMM USA, L.P. ("ORBCOMM USA") a partnership that markets ORBCOMM System services in the U.S.

RECENT DEVELOPMENTS

     Orbital's majority owned subsidiary, Magellan, merged with Ashtech in December 1997. To effect the merger, Orbital paid former Ashtech security holders approximately $52.8 million, consisting of $25.0 million in cash and approximately 23,954,000 shares of Magellan common stock. Orbital now owns a controlling interest of approximately 66% of Magellan. Orbital recognized a gain of approximately $21.8 million on the issuance of Magellan common stock.

     The Company acquired substantially all the assets, including all the stock of certain subsidiaries, and certain liabilities relating to the satellite manufacturing and communications services businesses of CTA in August 1997. The financial results of the acquired businesses have been included in the Company's consolidated results from August 15, 1997 through December 31, 1997. As consideration, Orbital repaid $27.0 million of outstanding CTA debt and paid approximately $13.0 million in cash, which may be reduced subject to certain post-closing adjustments.

     In July 1997, Orbital formed Magellan DIS, Inc. ("DIS") to acquire from Rockwell the assets and certain liabilities associated with Rockwell's automotive navigation product line. The financial results of the acquired product line have been included in the Company's consolidated results from July 31, 1997 through December 31, 1997. Orbital paid approximately $3.5 million in cash and issued Rockwell a $4.4 million unsecured note, which bears interest at 6% and is repayable semi-annually over three years. The stock of DIS was subsequently transferred to Magellan.

     During September 1997, Orbital sold $100 million of the Notes. The Notes, which are non-callable for three years, are convertible at the option of the holders into Orbital Common Stock at a conversion price of $28 per share, subject to adjustment in certain events.

     In May and July 1997, ORBIMAGE completed private placements of 300,100 and 72,605 shares, respectively, of 12% cumulative convertible preferred stock, raising gross proceeds of approximately $37.3 million. Also in May 1997, Orbital purchased ORBIMAGE common stock, bringing its total equity invested to approximately $89.0 million. At December 31, 1997, Orbital owned approximately 75% of ORBIMAGE and as a result of certain rights provided to ORBIMAGE's preferred shareholders, no longer controls ORBIMAGE's financial and operational affairs. Additionally, Orbital had agreed to purchase up to approximately $42.0 million in ORBIMAGE preferred stock to the extent that ORBIMAGE could not obtain additional third-party financing. In connection with certain ORBIMAGE financing transactions consummated in February 1998, Orbital has been fully relieved of this obligation (see "-- Liquidity and Capital Resources") and now owns approximately 60% of ORBIMAGE.

     The Company had $158.9 million in total consolidated export sales in 1997, of which $68.6 million were to Asian customers. Orbital had approximately $18.2 million outstanding in accounts receivable from Asian customers at December 31, 1997, $3.6 million of which was paid in the first quarter of 1998. The Company has sought to reduce risks related to these accounts receivable and future work commitments by obtaining letters of credit from certain customers, and at December 31, 1997 had approximately $13.3 million of letters of credit with respect to such receivables. Existing backlog attributable to Asian customers is not material to the Company's operations.

     The Company does not have any material exposure to interest rate changes, commodity price changes, foreign currency fluctuations, or similar market risks, although it does enter into forward exchange contracts to hedge against specific foreign currency fluctuations, principally with respect to the Canadian dollar.

     Orbital has made a preliminary assessment of potential "Year 2000" issues with respect to various computer-related systems. The Company has developed an initial corrective action plan that includes reprogramming impacted software when appropriate and feasible, obtaining vendor-provided software upgrades when available and completely replacing impacted systems when necessary. The Company currently expects that identified "Year 2000" impacted systems will be corrected by the end of 1998, although there can be no assurance that the Company has identified all "Year 2000" impacted systems or that its corrective action plan will be timely and successful. The Company believes that the costs to correct its systems will not materially affect its results of operations or its financial condition. In addition, Orbital has not received any indication to date that the impact of "Year 2000" issues on its customers and suppliers will have a material adverse effect on the Company.

RESULTS OF OPERATIONS

     The following table shows Orbital's revenues, gross profits and gross margins, by major product category within each business sector, for each of the three years ended December 31, 1997, 1996 and 1995:

                                                1997                           1996                          1995
                                    ----------------------------   ----------------------------   ---------------------------
                                                GROSS                          GROSS                          GROSS
                                    REVENUES    PROFIT    MARGIN   REVENUES    PROFIT    MARGIN   REVENUES   PROFIT    MARGIN
                                    --------   --------   ------   --------   --------   ------   --------   -------   ------
                                                                     (DOLLARS IN THOUSANDS)
SPACE AND GROUND INFRASTRUCTURE
  SYSTEMS.........................  $534,419   $131,209   24.5%    $388,814   $101,867   26.2%    $300,439   $72,820    24.2%
    Launch Vehicles...............   121,631     28,631   23.5      108,478     23,356   21.5       71,826    12,469    17.4
    Satellites(1).................   233,989     56,940   24.3      105,148     22,406   21.3       83,156    12,062    14.5
    Electronics and Sensor
      Systems.....................   100,554     26,236   26.1       92,070     26,608   28.9       71,983    25,419    35.3
    Ground Systems................    78,245     19,402   24.8       83,118     29,497   35.5       73,474    22,870    31.1
SATELLITE ACCESS PRODUCTS.........    71,384     18,205   25.5       71,188     25,134   35.3       52,681    20,235    38.4
SATELLITE SERVICES(2).............       172       (211)   N/A        1,433     (1,827)   N/A       11,200     3,249    29.0
                                    --------   --------    ---     --------   --------    ---     --------   -------    ----
CONSOLIDATED TOTALS...............  $605,975   $149,203   24.6%    $461,435   $125,174   27.1%    $364,320   $96,304    26.4%
                                    ========   ========    ===     ========   ========    ===     ========   =======    ====

---------------
(1) Includes results attributable to the satellite and communications services businesses acquired from CTA from August 15, 1997.
(2) Consolidates ORBIMAGE's results until May 8, 1997.

     The following table sets forth certain items as a percentage of revenues, derived from the Company's audited consolidated statements of earnings for the years ended December 31, 1997, 1996 and 1995.

                                                              1997    1996    1995
                                                              -----   -----   -----
Revenues....................................................  100.0%  100.0%  100.0%
Costs of goods sold.........................................   75.4    72.9    73.6
                                                              -----   -----   -----
Gross profit................................................   24.6    27.1    26.4
Research and development expenses...........................    4.3     4.8     7.8
Selling, general and administrative expenses................   14.8    16.5    17.4
Amortization of excess of purchase price over net assets
  acquired..................................................    0.6     0.6     0.9
                                                              -----   -----   -----
Income from operations......................................    4.9     5.2     0.3
                                                              =====   =====   =====

     Revenues. Orbital's consolidated revenues for the years ended December 31, 1997, 1996 and 1995 were $606.0 million, $461.4 million and 364.3 million, respectively.

     SPACE AND GROUND INFRASTRUCTURE SYSTEMS. Revenues from the Company's Space and Ground Infrastructure Systems increased to $534.4 million in 1997 from $388.8 million in 1996 and $300.4 million in 1995.

     Revenues from the Company's launch vehicles increased to $121.6 million in 1997, from $108.5 million in 1996 and $71.8 million in 1995. The increase in launch vehicle revenues in 1997 can be attributed to new orders received since 1995. The Company had five consecutive successful Pegasus launches and six consecutive successful suborbital launches in 1997. Additionally, more revenues were generated in 1997 for work performed on the X-34 reusable launch vehicle and on the Company's Taurus launch vehicle contracts. The significant increase in revenues in 1996 was attributable to revenues generated from the resumption of production and launch of the Pegasus launch vehicle after a 1995 launch failure and from work performed under new and existing contracts for the Company's Taurus launch vehicle.

     Revenues from sales of satellites increased to $234.0 million in 1997, from $105.1 million in 1996 and $83.2 million in 1995. The significant increase in 1997 satellite revenues was primarily due to new satellite orders received in the second half of 1996 and in 1997. Revenues in 1997 also included approximately $54.1 million of sales generated by the satellite business acquired from CTA. The increase in 1996 revenues was primarily attributable to additional revenues generated from new satellite orders from commercial and government customers received in late 1995 and in 1996.

     Electronics and sensor systems revenues increased to $100.6 million in 1997, from $92.1 million in 1996 and $72.0 million in 1995. The increase in 1997 and 1996 revenues was primarily attributable to work performed on new avionics and mission planning systems orders received in 1996 and 1997.

     Ground systems revenues were $78.2 million, $83.1 million and $73.5 million in 1997, 1996 and 1995, respectively. The decrease in 1997 revenues from 1996 revenues was primarily due to the 1996 sale of a software-related business that had generated 1996 revenues of approximately $15.8 million. The increase in revenues in 1996 was primarily attributable to an increase in the number of satellite ground system installations and upgrades.

     Orbital's Space and Ground Infrastructure Systems sector revenues included sales to ORBCOMM of approximately $58.0 million, $47.2 million and $49.2 million in 1997, 1996 and 1995, respectively, and to ORBIMAGE of approximately $88.6 million in 1997. The Company expects total 1998 sales to ORBCOMM and ORBIMAGE to be less than those recorded in 1997, based on the remaining work to be done under their respective procurement contracts.

     SATELLITE ACCESS PRODUCTS. Revenues from sales of recreational and automotive satellite-based navigation products, communications products and transportation management systems were $71.4 million for 1997 as compared to $71.2 million in 1996 and $52.7 million in 1995. The year-to-year increases were due to an increase in the number of products sold offset, in part, by lower average unit sales prices. Magellan's revenues in 1997 were negatively impacted by increased competition in its recreational and marine navigation markets.

     SATELLITE SERVICES. The Company's Satellite Services businesses generated revenues of $0.2 million, $1.4 million and $11.2 million for 1997, 1996 and 1995, respectively. As a result of ORBIMAGE's private placement of preferred stock, subsequent to May 8, 1997, Orbital no longer consolidates ORBIMAGE's operating revenues, resulting in a decrease in 1997 satellite services revenues. Revenues in 1996 included modest domestic ORBCOMM sales and ORBIMAGE sales of satellite imagery to government customers. Revenues in 1995 primarily represented sales of ground stations and network software to ORBCOMM; no such sales were made in 1997 or 1996.

     Costs of Goods Sold. Costs of goods sold include the costs of personnel, materials, subcontracts and overhead related to commercial products and under the Company's various development and production contracts. Orbital's costs of goods sold for 1997, 1996 and 1995 were $456.8 million (75.4% of revenues), $336.2 million (72.9% of revenues) and $268.0 million (73.6% of revenues), respectively. The increase in costs of goods sold in 1997 for the Company's electronics and sensor systems was largely due to the completion of a defense sensors contract under which the Company had traditionally achieved higher gross margins. Costs of goods sold in 1997 for the Company's ground systems increased as a percentage of revenues largely due to the sale of a software-related business in 1996 that also had traditionally contributed higher gross margins. Additionally, contingency reserves required on certain launch vehicle and satellite contracts were increased in 1997, resulting in higher costs of goods sold in those product lines. The increase in costs of goods sold in 1997 for the Company's Satellite Access Products was due to lower unit sales prices for satellite navigation products and certain fourth quarter reorganizational charges at Magellan, leading to overall operating losses within this sector. The 1996 decrease in costs of goods sold as a percentage of 1996 revenues was largely due to the resumption of production of the Company's Pegasus launch vehicle. Costs incurred in 1996 as a result of the November 1996 Pegasus launch anomaly and certain other unanticipated contract cost increases were offset, in part, by the use of existing contingency reserves. Other contributing factors in 1996 included increased profit margins on certain satellite and ground systems contracts offset, in part, by lower average unit sales prices of satellite navigation products.

     Research and Development Expenses. Research and development expenses represent Orbital's self-funded product development activities and exclude direct customer-funded development. Research and development expenses during 1997, 1996 and 1995 were $26.4 million (4.3% of revenues), $22.2 million (4.8%
of revenues) and $28.5 million (7.8% of revenues), respectively. Research and development spending during 1997 and 1996 related primarily to the development of new or improved satellite navigation and communications products, improved launch vehicles, including enhancements to the Taurus launch vehicle, and new satellite initiatives. Research and development spending during 1995 reflected Orbital's continued development of its Pegasus launch vehicle and costs related to an advanced reusable launch vehicle development program.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses include the costs of marketing, advertising, promotion and other selling expenses, as well as the costs of the finance, administrative and general management functions of the Company. Selling, general and administrative expenses for 1997, 1996 and 1995 were $89.5 million (14.8% of revenues), $76.0 million (16.5% of revenues) and $63.4 million (17.4% of revenues), respectively. The continued decrease in selling, general and administrative expenses as a percentage of revenues in 1997 was primarily attributable to significant growth in space and ground infrastructure systems revenues, along with only modest growth in selling, general and administrative expenses attributable to those product lines. Additionally, subsequent to May 1997 the Company no longer consolidates ORBIMAGE's administrative and marketing expenses.

     Net Investment Income (Expense). Net investment income (expense) was $1.5 million, ($1.1 million) and $0.6 million for 1997, 1996 and 1995, respectively. Investment income reflected interest earnings on short-term investments and realized gains and losses on investments, reduced by interest expense on outstanding debt of $0.4 million, $2.5 million and $3.8 million in 1997, 1996 and 1995, respectively. Interest expense was net of capitalized interest of approximately $9.7 million, $7.3 million and $5.7 million in 1997, 1996 and 1995, respectively.

     Equity in Earnings (Losses) of Affiliates and Non-Controlling Interests in (Earnings) Losses of Consolidated Subsidiaries. Equity in earnings (losses) of affiliates included Orbital's proportionate share of ORBCOMM's and ORBIMAGE's net income or loss for the year, and Orbital's elimination of proportionate profits or losses on sales to these affiliates. In 1997, Orbital's share of ORBCOMM's and ORBIMAGE's net loss was $13.0 million and $1.9 million, respectively. In 1996, Orbital's share of ORBCOMM's net loss was approximately $8.3 million. In 1995, Orbital's share of ORBCOMM's net income was approximately $0.5 million. Non-controlling interests in (earnings) losses of consolidated subsidiaries represent that portion of such subsidiaries' losses allocable to other stockholders.

     Provision (Benefit) for Income Taxes. The Company recorded consolidated income tax provisions of $2.0 million and $1.8 million for 1997 and 1996, respectively. The Company's effective tax rate for these periods (8.1% and 10.3% in 1997 and 1996, respectively) was entirely due to foreign taxes attributable to its Canadian operations. The Company recorded an income tax benefit of approximately $1.3 million in 1995, primarily as a result of the carryback and recapture of previously paid U.S. federal taxes and management's determination that certain Canadian investment tax credit carryforwards would be realized in the near future.

     At December 31, 1997, Orbital had approximately $150.0 million of U.S. federal net operating loss carryforwards (portions of which expire beginning in 2005) and $3.0 million of U.S. federal research and experimental tax credit carryforwards that may be used through the year 2013, subject to certain annual limitations and other restrictions, to reduce future U.S. federal income tax obligations. At December 31, 1997 and 1996, Orbital provided a reserve of $37.7 million and $52.2 million, respectively, against certain of its consolidated deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's growth has required substantial capital to fund expanding working capital needs, investments in ORBCOMM and ORBIMAGE, certain business acquisitions, new business initiatives, research and development and capital expenditures. The Company has funded these requirements to date, and expects to fund its requirements in the future, through cash generated by operations, working capital, loan facilities, asset-based financings, joint venture arrangements and private and public equity and debt offerings. The Company expects to continue to pursue potential acquisitions and equity investments that it believes would enhance its businesses and to fund such transactions through cash generated by operations, existing loan facilities, the issuance of equity and/or debt securities and asset-based financings.

     Cash, cash equivalents and short-term investments were $15.1 million, and the Company had total debt obligations outstanding of approximately $227.7 million, at December 31, 1997. The outstanding debt related primarily to the Notes, advances under the Company's line of credit facilities, secured and unsecured notes, and asset-based financings. Cash and cash equivalents at December 31, 1997 included approximately $6.2 million of cash reserved against outstanding letters of credit. Orbital's current ratio was 1.2 at December 31, 1997, compared to 1.7 at December 31, 1996.

     In September 1997, Orbital completed the sale of $100 million of the Notes. The Notes, which are non-callable for three years, are convertible at the option of the holders into Orbital Common Stock at a conversion price of $28 per share, subject to adjustment in certain events. The Company used a portion of the proceeds from the sale to pay down outstanding borrowings under its various credit facilities and $10 million on a long-term loan. The balance was invested in short-term investments.

     Orbital amended its $20 million unsecured note agreement during the first quarter of 1997 to facilitate compliance with certain financial covenants as well as to permit the completion of the ORBIMAGE private equity financing. In connection with this amendment, the interest rate on the note was increased from 11.5% to 12%, effective March 31, 1997. The unsecured note contains certain covenants with respect to fixed charge ratio, leverage ratio and tangible net worth, and includes certain cross-default provisions.

     The Company issued $34.0 million in secured notes in 1997. These notes are collateralized by certain office, computer and test equipment located at the Company's Maryland, Arizona and Virginia facilities and by the Company's L-1011 aircraft.

     As of December 31, 1997, the Company amended the Credit Facility to eliminate a term loan and to increase the amount available under a revolving line of credit from $65 million to $100 million. In addition, two financial covenants under this facility were amended to facilitate compliance by the Company. At December 31, 1997, $47.8 million was outstanding and $52.3 million was available on the facility. The interest rate charged under the facility is a variable rate based on the prime rate or LIBOR. The weighted average interest rate on borrowings outstanding under this facility at December 31, 1997 was 7.89%. The facility is secured by accounts receivable, prohibits the payment of cash dividends, contains certain covenants with respect to the Company's working capital levels, fixed charge ratio, leverage ratio and net worth, and expires in August 2001. The Company also maintains a $25.0 million unsecured credit facility, under which approximately $3.5 million was outstanding at an average interest rate of 6.8% at December 31, 1997.

     The Company's operations provided net cash of approximately $24.4 million during 1997. The Company spent approximately $45.0 million on capital expenditures for various satellite, launch vehicle and other production, test and office equipment during 1997.

     On February 25, 1998, ORBIMAGE issued units consisting of $150.0 million of 11 5/8% Senior Notes due 2005 (the "ORBIMAGE Notes") and warrants to purchase ORBIMAGE's common stock, raising net proceeds of approximately $145.5 million. Net proceeds from the sale of the units will be applied to (i) the procurement of two high-resolution imagery satellites and related launch services and associated ground system equipment, (ii) operating expenses and (iii) the first two years of interest on the ORBIMAGE Notes. The ORBIMAGE Notes are non-recourse to Orbital. Concurrent with this issuance, ORBIMAGE completed a private placement of 227,295 shares of 12% cumulative convertible preferred stock, raising net proceeds of approximately $21.0 million. After these 1998 transactions, the Company is no longer contractually obligated to purchase additional shares of ORBIMAGE's preferred stock.

     The Company expects that ORBCOMM will need additional funding during 1998. ORBCOMM's management is exploring various debt or equity placements in both the private and public markets. If this funding cannot be raised from third-party investors, or cannot be raised in a timely manner, Orbital has a commitment to fund to ORBCOMM an additional $7.5 million.

     Orbital expects that its capital needs for 1998 will, in part, be provided by working capital, cash flows from operations, existing credit facilities, customer financings and operating lease arrangements. In addition, to support further business expansion, the Company is undertaking the offering made hereby and may also consider additional debt and equity financings in the future. See "Use of Proceeds."

OUTLOOK: ISSUES AND UNCERTAINTIES

     Certain statements included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

     The following are some of the factors that could cause actual results to differ materially from information contained in the Company's forward-looking statements:

     Most of the products developed and manufactured by the Company and its affiliates are technologically advanced and sometimes novel systems that must function under demanding operating conditions and are subject to significant technological change and innovation. Orbital has occasionally experienced product failures or problems. In addition to any costs resulting from product warranties or required remedial action, product failures may result in increased costs or loss of revenues due to postponement or cancellation of subsequently scheduled operations or other product deliveries.

     At December 31, 1997, approximately 50% of Orbital's firm contract backlog was derived from contracts with the U.S. government and its agencies or from subcontracts with prime contractors to the U.S. government. Most of the Company's government contracts are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies could materially adversely affect Orbital's financial condition or results of operations. Furthermore, contracts with the U.S. government may be terminated or suspended by the U.S. government at any time, with or without cause. Such contract suspensions or terminations could result in unreimbursable expenses or charges or otherwise adversely affect the Company.

     The accuracy and appropriateness of Orbital's direct and indirect costs and expenses under its contracts with the U.S. government are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. government. These agencies have the right to challenge Orbital's cost estimates or allocations with respect to any such contract. A substantial portion of payments to the Company under U.S. government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies.

     Virtually all the Company's products and services face significant competition from existing competitors, many of whom are larger and have substantially greater resources than the Company. Furthermore, the possibility exists that other domestic or foreign companies or governments will seek to produce products or services that compete with those of the Company. A foreign competitor could benefit from subsidies from, or other protective measures by, its home country.

     The Company has historically made strategic acquisitions of businesses and routinely evaluates potential acquisition candidates that it believes would enhance its business. The Company also has historically pursued strategic alliances through joint ventures, and routinely evaluates similar opportunities. Such transactions commonly involve certain risks including, among others, assimilating the acquired operations, technologies and personnel and maintaining appropriate standards, controls, procedures and policies, entering markets in which the Company has little or no direct prior experience, potentially losing key employees of acquired organizations and resolving potential disputes with joint venture partners.

     The recoverability of the Company's investments in ORBCOMM and ORBIMAGE depends on several factors including, among other things, the successful and timely implementation of innovative and novel technologies involving complex systems in a cost-effective manner, the establishment and expansion of commercial markets and customer acceptance, and competition. If the Company concludes at any time that its investments are not recoverable, the Company may be required to expense part or all of such investments.

     For additional factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied in the Company's forward-looking statements, see "Risk Factors."

                                    BUSINESS

GENERAL

     Orbital is a leading space and information systems company that designs, manufactures, operates and markets a broad range of space-related products and services. The Company's products and services are grouped into three general business sectors: Space and Ground Infrastructure Systems, Satellite Access Products and Satellite Services, consisting of the following major products and services:

               SECTOR                            PRODUCT LINE                      PRODUCT/SERVICE
               ------                            ------------                      ---------------
Space and Ground Infrastructure
  Systems                              Launch Vehicles                    Pegasus and Taurus Space Launch
                                                                            Vehicles
                                                                          Suborbital Vehicles
                                                                          X-34 Reusable Launch Vehicles
                                       Satellites                         Small and Medium LEO and
                                                                          Small GEO Satellites
                                                                          Satellite Subsystems and
                                                                          Space-Related Technical
                                                                          Services
                                       Electronics and Sensors            Defense Electronics Products
                                                                          Space Sensors and Instruments
                                       Ground Systems and Software        Satellite Ground Stations
                                                                          Image Processing Software
                                                                          Transportation Management
                                                                          Software
Satellite Access Products              Recreational Navigation Systems    Consumer GPS Navigators
                                       Professional Navigation Systems    High-Precision GPS Navigators
                                       Automotive Navigation Systems      Automotive GPS Navigator
                                       Voice and Data Communications      Satellite Telephones and ORBCOMM
                                       Systems                              Communicators
                                       Transportation Management Systems  ORBTRAC System
Satellite Services                     Two-way Mobile Data                ORBCOMM Services
                                         Communications
                                       Earth Imaging                      ORBIMAGE Products and Services

     Since its inception, Orbital's strategy has been to develop and grow a core integrated business of space systems product development and manufacturing, while also leveraging that expertise to establish innovative space-based communications and information services. Today, Orbital is a leading provider of launch services, satellites, electronics and sensors, satellite ground stations, satellite-based navigation and positioning products and data and voice communications products to commercial and government customers around the world. In addition, through its ORBCOMM and ORBIMAGE affiliates, the Company is a pioneering operator of global satellites and ground networks for the provision of data communications and remote imaging services.

     Orbital's Space and Ground Infrastructure Systems sector generated approximately $534 million in revenues in 1997. At December 31, 1997, the sector had firm contract backlog of approximately $1.0 billion. Firm backlog excludes unexercised contract options and undefinitized new contracts, having an aggregate potential contract value of approximately $1.9 billion at December 31, 1997.

     Orbital's air-launched Pegasus and ground-launched Taurus rockets have achieved market leadership in launching small satellites into low-Earth orbit. Orbital is also involved in developing a next-generation reusable launch vehicle through its X-34 rocket program for NASA. In addition, the Company is a major supplier of suborbital launch vehicles. Since 1982, Orbital (including a predecessor company) has built and launched over 120 space and suborbital launch vehicles. In 1997, launch vehicles accounted for approximately 20% of Orbital's revenues.

     During the past five years, Orbital has expanded its Space and Ground Infrastructure Systems product lines through internal growth and through a series of strategic acquisitions. With the acquisition of Fairchild in 1994 and CTA's satellite business in 1997, Orbital has expanded its satellite development and manufacturing capability and is now a leading provider of small and medium class low-Earth orbit satellites and an emerging supplier of small geosynchronous satellites. Since 1982, Orbital (including two predecessor companies) has built and delivered more than 50 satellites to commercial and government customers. The Fairchild acquisition also expanded Orbital's existing space sensor and instruments product lines by adding various sophisticated electronics products. In 1997, satellites accounted for approximately 39% of Orbital's revenues, while electronics and sensor systems accounted for approximately 17% of revenues.

     Through the 1995 acquisition of MDA, the Company expanded its product lines to include satellite imaging ground stations and image processing software. Ground systems and software accounted for approximately 13% of Orbital's revenues in 1997.

     Orbital's Satellite Access Products sector was established through the 1994 acquisition of Magellan, and has expanded through internal growth and the 1997 acquisition of the GPS automotive navigation product line of Rockwell and the 1997 merger with Ashtech. Orbital is now a leader in developing and selling recreational, professional and automotive navigation and positioning products that use GPS and GLONASS (the comparable Russian GPS system) satellite technology, and is developing and producing satellite communications products and transportation management systems as well. Satellite Access Products generated revenues of approximately $71 million (or 12% of Orbital's revenues in 1997) and on a pro forma basis, taking into account its merger with Ashtech in December 1997, generated revenues of approximately $117 million in 1997. Orbital owns a 66% controlling interest in Magellan.

     Orbital has leveraged its technological expertise and its integrated space manufacturing businesses into satellite services businesses through ORBCOMM and ORBIMAGE. Orbital accounts for ORBCOMM and ORBIMAGE using the equity method of accounting. ORBCOMM and ORBIMAGE are both in early stages of operations and have generated substantial start-up losses to date.

     Orbital developed the "ORBCOMM" concept in 1990 and formed the ORBCOMM partnership in 1993 to provide low-cost, two-way fixed and mobile data communications services using a constellation of up to 36 small communications satellites which were designed, and are being built and launched, by Orbital. The first two ORBCOMM satellites were launched on the Company's Pegasus rocket in 1995 and are operational today. An additional group of eight satellites was launched on the Pegasus launch vehicle in December 1997, and two additional satellites were launched on Orbital's Taurus rocket in February 1998. These ten recently launched satellites are expected to be placed into commercial service in the second quarter of 1998. The remaining 24 satellites are scheduled to be launched in 1998 (16 satellites) and 1999 (eight satellites) on three Pegasus missions, each launching eight satellites. As a result of the strategic equity capital raised by ORBCOMM in 1993 and 1995, the Company currently owns a 50% noncontrolling interest in ORBCOMM.

     ORBIMAGE, conceived by Orbital in 1992, operates, and is further developing, a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface (land and oceans), the atmosphere and weather conditions. Small Earth-viewing satellites and related sensors and instruments placed in low Earth-orbits are planned to offer cost-efficient image collection and processing, together with daily global coverage and high-resolution imaging quality. Two of ORBIMAGE's four planned satellites were built and launched by Orbital and are operational today. The remaining two satellites are being built by Orbital and are scheduled to be launched in 1999 and 2000. As a result of ORBIMAGE's capital raising efforts in 1997 and 1998, the Company currently owns a 60% noncontrolling interest in ORBIMAGE.

     Orbital's principal executive offices are located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, and the Company's telephone number is (703) 406-5000.

DESCRIPTION OF ORBITAL'S PRODUCTS AND SERVICES

     The Company's products and services are grouped into three general business sectors: Space and Ground Infrastructure Systems, Satellite Access Products and Satellite Services.

     SPACE AND GROUND INFRASTRUCTURE SYSTEMS. The Company's Space and Ground Infrastructure Systems currently include launch vehicles, satellites and related space systems, electronics and sensor systems, and ground systems and software.

     LAUNCH VEHICLES. The Company has developed and produces the Pegasus and Taurus space launch vehicles that place small satellites into Earth orbit. Orbital's Pegasus launch vehicle is launched from beneath the Company's Lockheed L-1011 aircraft to deploy satellites weighing up to 1,000 pounds into low-Earth orbit. The Taurus launch vehicle is a ground-launched derivative of the Pegasus vehicle that can carry payloads weighing up to 3,000 pounds into low-Earth orbit and payloads weighing up to 800 pounds into geosynchronous orbit.

     Each of Orbital's five Pegasus missions in 1997 and one Pegasus mission in 1998 was successful, bringing the Company's total number of Pegasus missions to 20, with an approximate 90% success rate. The 1997 Pegasus launches included a mission for the Spanish national space agency that was the first ever space launch conducted from Western Europe, a successful launch of ORBIMAGE's OrbView-2 remote imaging satellite, and the successful launch of ORBCOMM's first plane of eight communications satellites. In February 1998, the Pegasus successfully launched a satellite for NASA and a satellite for Teledesic Corporation ("Teledesic"). Orbital has successfully completed its first two Taurus missions, most recently launching a U.S. Navy satellite and two ORBCOMM satellites in February 1998.

     Customers for Pegasus launch services have included NASA, the U.S. Air Force, ORBCOMM, ORBIMAGE, the Defense Advanced Research Projects Agency ("DARPA") and the national space agency of Brazil. Customers for Taurus launch vehicles have included the U.S. Air Force, the U.S. Navy, South Korea's space agency and ORBCOMM.

     Under a contract with NASA, Orbital is designing and constructing three X-34 unmanned reusable launch vehicles that are being designed to be launched from the Company's L-1011 aircraft. The X-34 will test and demonstrate advanced reusable launch system technologies and materials as part of NASA's program that is focused on the development of next-generation, lower cost reusable launch vehicles. The Company has completed the fundamental design of the X-34 and has begun vehicle fabrication and construction.

     The Company also produces suborbital launch vehicles, which place payloads into a variety of high-altitude trajectories but, unlike space launch vehicles, do not place payloads into orbit around the Earth. The Company's suborbital launch products include suborbital vehicles and their principal subsystems, payloads carried by such vehicles and related launch support installations and systems used in their assembly and operation. Customers typically use the Company's suborbital launch vehicles to launch scientific and other payloads above the atmosphere and for defense-related applications such as target signature and interceptor experiments. The Company's primary customers for suborbital launch vehicles are various branches of the U.S. military. Orbital conducted six successful suborbital launches in 1997 and, since 1982, the Company has performed almost 100 suborbital missions, with an approximate 97% success rate. During 1997, Orbital won a major suborbital contract with the U.S. Air Force to combine surplus government ballistic missile equipment with Pegasus and Taurus launch vehicle technology to conduct up to 24 space launches and suborbital missions over the next several years. Additionally, in 1998, the Company was one of three companies awarded a suborbital launch contract by the U.S. Army with the potential for up to 300 suborbital missions over the next 10 years, to be allocated by the U.S. Army among the three companies.

     SATELLITES AND RELATED SPACE SYSTEMS. The Company designs and produces small and medium-class satellites to be used in low-Earth orbit ("LEO") and small geosynchronous orbit ("GEO") satellites. The Company's satellites are used by various commercial and governmental customers on a wide range of commercial, scientific and military missions. Since 1982, Orbital (including two predecessor companies) has built and delivered more than 50 satellites. In addition, the Company is in the process of designing small and medium-class satellites to be used in medium-Earth orbit ("MEO"). In many cases, Orbital's small satellites have been designed to be integrated with and launched by the Pegasus or Taurus launch vehicles in order to reduce the cost of the overall system.

     Fifteen Orbital satellites were deployed during 1997 and in 1998 through the date hereof, including ORBIMAGE's OrbView-2 multispectral imaging satellite and ten ORBCOMM communications satellites. Orbital is in the process of constructing 24 additional communications satellites for ORBCOMM and two additional remote imaging satellites for ORBIMAGE. Orbital's medium satellites, such as NASA's TOPEX/Poseidon and the National Oceanic and Atmospherics Administration's Landsat 4 and Landsat 5 satellites, have been in space for a number of years and are used to gather various scientific data, such as ocean topography and Earth imaging information. As a result of the CTA acquisition, Orbital's first GEO satellite was successfully deployed in November 1997. This GEO satellite, owned and operated by MediaCitra Indostar, will provide direct-to-home television in Indonesia.

     Customers for Orbital's satellites have included ORBCOMM, ORBIMAGE, Johns Hopkins University, NASA, the U.S. Air Force and Teledesic. An Orbital satellite was also recently selected by the Canadian Space Agency for a remote imaging satellite project. In 1997, Orbital was selected as the satellite manufacturer to build 17 communications satellites for the Mobile Communications Holdings, Inc. ("MCHI") "Ellipso" global voice satellite communications system. The Company and MCHI are currently in the early stage of negotiations for a definitive procurement agreement. In connection with such procurement agreement, the Company and MCHI are also discussing a possible investment by Orbital in MCHI and/or vendor financing alternatives, which could potentially be significant in amount.

     Orbital also designs and manufactures satellite command and data handling, attitude control and structural subsystems for a variety of government and commercial customers, and provides a broad range of spacecraft design and engineering services as well as specialized analytical engineering services for NASA, the Jet Propulsion Laboratory, the Department of Defense ("DoD"), the Department of Energy and other customers.

     ELECTRONICS AND SENSOR SYSTEMS. Orbital develops, manufactures and markets defense electronics products, including advanced avionics and data management systems for aircraft flight operations and ground support applications. These systems collect, process and store mission-critical data for, among other things, mission planning and flight operations, and manage on-board equipment for strategic and tactical aircraft and similar military platforms. The primary customers for data management systems are the U.S. Navy, the U.S. Air Force and various DoD prime contractors and foreign governments. The Company is the leading supplier of certain avionics systems and products, including mission data equipment for the U.S. Navy and data transfer equipment and digital terrain systems for the U.S. Air Force and foreign military customers. In addition, the Company provides stores management systems, including weapons arming and firing functions for use on tactical aircraft and helicopters. The avionics systems and products are deployed on a number of platforms, including the F-4, F-14, F-15, F-16, F-18 and F-22 aircraft and the LAMPS helicopter.

     Orbital also produces satellite-borne scientific sensors and instruments, such as atmospheric ozone monitoring instruments and environmental sensors. For example, the Company's instruments have successfully operated in space, measuring ozone concentrations around the world. Orbital has also developed and produced an atmospheric monitoring system for use on the proposed International Space Station, and sensors performing similar functions for U.S. Navy nuclear submarines. Orbital is developing sensors for the DoD for use in the detection of the presence of chemical or biological weapons. In addition, Orbital's commercial base of sensor products includes the manufacturing and marketing of sensors that analyze fuel properties in the chemical, biotechnology, pharmaceutical and steel industries.

     GROUND SYSTEMS AND SOFTWARE. Orbital is the leading supplier of turn-key commercial satellite imaging ground stations and is a major provider of advanced image processing software used in such stations. During 1997, Orbital introduced the Fast TRACS mobile satellite ground station, which is a fully transportable satellite ground station that can be rapidly deployed and easily activated. In recent years, the Company's ground systems have also expanded to include software-intensive products designed for air and sea transportation systems, along with a variety of military applications, including naval mine-hunting operations, artillery command and control, radar deception and logistics support.

     The Company develops, provides and upgrades commercial satellite remote imaging ground stations and related information-processing software. Of approximately 30 major non-military imaging satellite ground stations around the world, Orbital has been the prime contractor or a major supplier in the construction of 25 ground stations in 20 countries. These ground stations are designed to receive and process data from the major civil and commercial Earth observation satellites currently in operation. Orbital also develops and markets software that generates and processes imagery from satellites and airborne sensors. Customers for the Company's ground stations and Earth information systems include the European and Canadian space agencies as well as ORBIMAGE, EarthWatch and various other commercial and government customers in the United States, Japan, Korea, Saudi Arabia, Brazil, China, Malaysia, Taiwan and the Philippines.

     The Company also produces automated aeronautical information and air traffic control systems. Faster and less expensive to operate than traditional manual systems, automated aeronautical information systems provide pilots and other users with aeronautical and meteorological information on a timely basis. Customers for the Company's aeronautical information systems products include military and civil aviation authorities in various countries such as Australia, Belgium, Canada, Norway, Malaysia and Switzerland.

     SATELLITE ACCESS PRODUCTS. The Company's Satellite Access Products include the satellite-based navigation, positioning and communication products of its Magellan subsidiary, as well as certain of its transportation management systems.

     SATELLITE NAVIGATION, POSITIONING AND COMMUNICATIONS
PRODUCTS. Traditionally, Magellan's product line primarily consisted of inexpensive satellite-based navigation and positioning products for commercial and consumer markets, including recreational marine and aviation customers and outdoor recreational customers such as campers, hunters and hikers. In December 1997, Orbital completed the merger of Ashtech with its Magellan subsidiary. With the addition of the Ashtech product lines, Magellan now also develops and manufactures GPS products that are used for professional and other high-precision industrial applications, such as guiding aircraft under low-visibility conditions, monitoring movements of the Earth's surface for researchers, precision surveying for construction projects and urban planning, and natural resource management. In addition, some of Magellan's higher-performance products incorporate technology that provides access to both the U.S. GPS satellites and GLONASS, the comparable Russian satellite navigation system, which improves performance and accuracy.

     In connection with the Ashtech merger, Orbital entered into a stockholders' agreement with certain substantial holders of Ashtech securities (the "Ashtech Holders"). The Ashtech Holders were granted certain rights with respect to Magellan, including, among others, the right to (i) designate two members of Magellan's seven-member board of directors and (ii) demand registration of their Magellan common stock after the earlier of 180 days after an initial public offering of the common stock of Magellan or December 31, 1999.

     In July 1997, Magellan entered the emerging market for GPS-based automotive navigation products with the purchase of the PathMaster product line from Rockwell. PathMaster uses GPS information to provide electronic map guidance to individual motorists. The PathMaster system is currently in use in approximately 8,000 Hertz rental cars and the product design is being enhanced with more functionality and features to address broader private passenger vehicle and rental car markets.

     Magellan also provides satellite telephones used with the INMARSAT satellite system, and has developed technology and products for the ORBCOMM satellite data network, including a hand-held messaging communicator combining data communications and GPS features for ORBCOMM customers.

     TRANSPORTATION MANAGEMENT SYSTEMS. In addition, Orbital produces satellite-related vehicle location and fleet management systems that have been used primarily for metropolitan mass transit operators. The ORBTRAC transportation management systems combine GPS vehicle tracking technology with local-area wireless terrestrial communications to help manage public bus and light rail systems, provide for voice and data communications and transmit precise GPS-based location information in emergency situations. Customers for Orbital's transportation management systems include the metropolitan mass transit authorities in Chicago, Oakland, New York City and Baltimore, as well as a number of other state and municipal transit systems and vehicle fleets.

     SATELLITE SERVICES. In Orbital's Satellite Services sector, the Company's ORBCOMM and ORBIMAGE affiliates are developing satellite-based services to address markets for global two-way mobile data communications and digital imagery of the Earth's land surface, oceans, atmosphere and weather conditions.

     ORBCOMM COMMUNICATIONS SERVICES. The ORBCOMM System is designed to provide continuous low-cost monitoring, tracking and messaging communications coverage over most of the Earth's surface. The system is intended to be a reliable, cost-effective method of providing fixed asset monitoring, mobile asset tracking and data messaging services to a broad range of industrial and commercial customers around the world, enabling customers to collect data from multiple locations, track assets on a global basis and transmit and receive messages outside the coverage area of terrestrial services. It is designed to permit subscribers to use inexpensive communicators to send and receive short messages, high-priority alerts and other information, such as the location and condition of automobiles, trucks, railcars, industrial equipment, shipping vessels and other remote assets. The Company expects that the ability to send and receive data and messages without the geographic limitations of existing terrestrial communications systems will stimulate the growth of new markets for satellite-based monitoring, tracking and messaging communications and will be used to supplement terrestrial-based communications systems by providing relatively low-cost wide-area geographic coverage in areas these systems are unable to reach.

     The ORBCOMM System is planned to consist of a constellation of up to 36 small LEO satellites, with a satellite control center that operates and positions the satellites, fixed and mobile communicators used by subscribers to transmit messages to and receive messages from the satellites, and the regional ground gateway systems that transmit and control the flow of data and message communications and other information for the system. A gateway generally consists of an Earth-tracking station that sends signals to and receives signals from the satellites and a message switching system that processes the message traffic.

     Since early 1996, ORBCOMM has been providing limited commercial service in the United States, primarily in monitoring and tracking applications, through its first two satellites that were launched in 1995. A plane of eight satellites was launched on a Pegasus launch vehicle in December 1997, and two additional satellites were launched on Orbital's Taurus rocket in February 1998. These satellites are expected to be placed into commercial service in the second quarter of 1998. To date in the in-orbit check-out process, certain of these satellites are generating lower than expected solar power levels, although the Company and ORBCOMM anticipate that such power levels will be sufficient to meet planned service requirements, and certain of these satellites have experienced anomalies in certain radio transmitters. The Company and ORBCOMM believe they have determined the causes of the lower power level and radio transmitter anomalies, which they believe will be corrected in future ORBCOMM satellites, and are developing procedures to minimize the effects of and/or bypass these anomalies on the existing in-orbit ORBCOMM satellites. There can be no assurance that the Company and ORBCOMM will be successful in their efforts or, if unsuccessful, that ORBCOMM's commercial operations would not be adversely affected.

     The next 16 ORBCOMM satellites are expected to be launched by mid-1998, at which time ORBCOMM will begin offering global service to its customers. ORBCOMM is scheduled to expand its real-time global service with the launch of eight additional satellites in mid-1999. Under the ORBCOMM System Procurement Agreement between Orbital and ORBCOMM (the "ORBCOMM Procurement Agreement"), Orbital is completing construction of, and will launch, the remaining 24 satellites, all on a fixed-price basis. Consistent with industry practices for similar contracts, the ORBCOMM Procurement Agreement contains certain performance incentives with respect to the satellites and their launches.

     There are currently four operational U.S. gateway Earth stations located in New York, Washington, Arizona and Georgia. Gateways are also planned to be owned and operated by ORBCOMM licensees in strategic locations around the world. For example, a gateway Earth station located in Italy has successfully completed acceptance testing and is now in pre-commercial service, and gateway Earth stations are under construction in South Korea and Japan. ORBCOMM has agreements with several manufacturers, including Magellan, for the development and manufacture of hand-held communicators and various types of industrial communicators that monitor fixed and mobile assets. Subscriber communication manufacturers also include Panasonic and Scientific Atlanta.

     Orbital developed the "ORBCOMM" concept in 1990, and formed the ORBCOMM partnership in 1993 with Teleglobe Mobile Partners ("Teleglobe Mobile") for the design, development, construction, integration, testing and operation of the ORBCOMM System. OCC and Teleglobe Mobile each hold a 50% interest in ORBCOMM and have invested approximately $75 million and $85 million, respectively, through December 31, 1997. OCC and Teleglobe Mobile also formed two marketing partnerships, ORBCOMM USA and ORBCOMM International Partners, L.P. ("ORBCOMM International"), each with the exclusive right to market the ORBCOMM System in the U.S. and internationally, respectively.

     Pursuant to the terms of the partnership agreements, (i) OCC and Teleglobe Mobile share equal responsibility for the operational and financial affairs of ORBCOMM, (ii) OCC indirectly holds a 51% interest in ORBCOMM USA, with the result that OCC controls the operational and financial affairs of ORBCOMM USA, and (iii) Teleglobe Mobile indirectly holds a 51% interest in ORBCOMM International, with the result that Teleglobe Mobile controls the operational and financial affairs of ORBCOMM International. Since OCC is unable to control, but is able to exercise significant influence over, ORBCOMM's and ORBCOMM International's operating and financial policies, the Company accounts for its investments in ORBCOMM and ORBCOMM International using the equity method of accounting. Since OCC is able to control the operational and financial affairs of ORBCOMM USA, the Company consolidates ORBCOMM USA's results of operations.

     In accordance with the equity method of accounting, Orbital recognizes 100% of the revenues earned and costs incurred on sales of products and services to ORBCOMM. The Company also recognizes as equity in earnings (losses) of affiliates its proportionate share of ORBCOMM's profits and losses. ORBCOMM is currently capitalizing substantially all system construction costs, including amounts paid to Orbital. To the extent ORBCOMM capitalizes its purchases from Orbital, the Company eliminates as equity in earnings (losses) of affiliates approximately 50% (the Company's equity ownership in ORBCOMM) of its profits and losses from sales to ORBCOMM.

     The Company believes that ORBCOMM, which has a highly leveraged capital structure, will require additional funding in 1998, and ORBCOMM is currently in the process of exploring financing alternatives to complete the construction of the ORBCOMM System and to fund its initial operations. Such alternatives include, but are not limited to, additional capital contributions from its existing partners, vendor financing, equity or debt transactions and other strategic alternatives. There can be no assurance that any financing will be completed or be available on terms commercially acceptable to ORBCOMM. Orbital is committed to provide up to an additional $15 million to ORBCOMM, of which $7.5 million has been funded so far in 1998. In addition, Orbital has provided approximately $24 million in vendor financing to ORBCOMM (one-half of which has been advanced to Orbital by an affiliate of Teleglobe Inc.) and expects this amount to increase.

     Orbital anticipates that start-up of the ORBCOMM System will produce substantial operating losses for several more years. The ORBCOMM System is subject to various technological risks and limitations inherent in any satellite-based communications system. Even if the ORBCOMM System is fully constructed and operational, there can be no assurance that an adequate market will develop for ORBCOMM services, that ORBCOMM will achieve profitable operations or that Orbital will recover its past or anticipated investment in ORBCOMM.

     ORBIMAGE IMAGERY SERVICES. ORBIMAGE operates, and is further developing, a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface (land and oceans), the atmosphere and weather conditions. Small Earth-viewing satellites and related sensors and instruments placed in low-Earth orbits are planned to offer cost-efficient image collection and processing, together with daily global coverage and high-resolution imaging quality.

     In April 1995, ORBIMAGE launched its first satellite, OrbView-1, which provides dedicated weather-related imagery and meteorological products to NASA and other U.S. government-related users. ORBIMAGE's second satellite, OrbView-2, was launched in August 1997 on a Pegasus vehicle and is used by ORBIMAGE to deliver high-quality multi-spectral (color and infra-red) ocean imagery and land surface imagery to government and commercial customers. ORBIMAGE is in the process of completing the design of two high-resolution imaging satellites, OrbView-3 and OrbView-4, which are being developed to provide high-spatial resolution and, in the case of OrbView-4, hyper-spectral (enhanced color and infra-red) imagery. OrbView-3 and OrbView-4 are scheduled to be launched in 1999 and 2000, respectively. The Company believes that OrbView-3 and OrbView-4 will be among the first commercial satellites with high-resolution imagery capability and that OrbView-4 will be the world's first satellite with commercially available hyper-spectral capability.

     Under the ORBIMAGE System Procurement Agreement between Orbital and ORBIMAGE (the "ORBIMAGE Procurement Agreement"), Orbital is designing, manufacturing and providing the launch service for the OrbView-3 and OrbView-4 satellites, and is constructing the related ground segment, generally on a fixed-price basis. Consistent with industry practices for similar contracts, the ORBIMAGE Procurement Agreement contains certain performance incentives with respect to the satellites and their launches. Orbital also provides ORBIMAGE with general, administrative and technical support pursuant to an Administrative Services Agreement. These services are provided on a cost-reimbursable basis or, in some cases, a cost plus fee basis.

     In February 1998, ORBIMAGE completed a private financing of $150 million of units consisting of 11 5/8% Senior Notes due 2005 and warrants to purchase an aggregate of approximately 3% of ORBIMAGE's outstanding common stock. Concurrently, the existing preferred stockholders in ORBIMAGE exercised an option to purchase additional preferred stock of ORBIMAGE, resulting in net proceeds to ORBIMAGE of approximately $21 million.

     Currently, Orbital owns approximately 60% of ORBIMAGE, with the remainder owned by a group of preferred stockholders. As a result of certain rights granted to the preferred stockholders, including the right to elect certain directors and have such directors participate in significant management decisions, Orbital does not control the operational and financial affairs of ORBIMAGE. As a consequence, Orbital accounts for its investment in ORBIMAGE using the equity method, recognizing revenues earned and costs incurred on sales of products and services, and its proportionate share (approximately 75% at December 31, 1997 and approximately 60% following the February 1998 transactions described in the preceding paragraph) of ORBIMAGE profits and losses, in the manner described above under "-- ORBCOMM Communications Services." In addition, the preferred stockholders have certain demand registration rights with respect to their shares after June 30, 2002. As of December 31, 1997, Orbital had invested approximately $89 million in ORBIMAGE. Orbital anticipates that ORBIMAGE will incur operating losses at least in the near term. There can be no assurance that an adequate market will develop for ORBIMAGE's products and services, that it will achieve profitable operations or that Orbital will recover its investment in ORBIMAGE.

COMPETITION

     Orbital believes that competition for sales of its products and services is based on performance and other technical features, reliability, scheduling, customization and price.

     The primary domestic competition for the Pegasus and Taurus launch vehicles comes from the Athena launch vehicles developed by Lockheed. In addition, Pegasus may face competition from launch systems derived from U.S. government surplus ballistic missiles. The Israeli Shavit vehicle and other potential foreign launch vehicles could also pose competitive challenges to Pegasus, although U.S. government policy currently prohibits the launch of foreign vehicles from U.S. territory. Competition for Taurus could come from surplus Titan II launch vehicles, although a very limited inventory remains, and from the Russian Cosmos SL-8 launch vehicle. Competition to Pegasus and Taurus vehicles also exists in the form of partial or secondary ("piggyback") payload capacity on larger boosters such as the Ariane, Atlas and Delta launch vehicles. Orbital's primary competitors in the suborbital launch vehicle product line are Coleman Research Corporation, Lockheed and Space Vector Corporation.

     The Company's satellites and satellite subsystems products compete with products and services produced or provided by government entities and numerous private entities, including TRW Inc., Ball Aerospace, Lockheed, Hughes, Spar Aerospace Limited and Spectrum Astro, Inc. The Company's airborne and ground-based electronics systems, including defense-oriented data management systems, defense-oriented avionics products and imagery processing systems, and space sensors and instruments face competition from several established manufacturers, including Smiths Industries, Lockheed Sanders and Honeywell Inc. The Company's main competitors in the area of satellite ground stations include Datron Systems Inc., Matra Marconi Space N.V. and Raytheon Corp. The Company's Satellite Access Products primarily face competition from Trimble Navigation Ltd., Garmin International, Lowrance Electronics, Philips Automotive Electronics, Alpine Electronics and several other producers. The main competitors with Orbital's transportation management systems are Rockwell, Harris Corporation and TMS (Raytheon).

     ORBCOMM, which provides satellite-based data communications services, may face competition from numerous existing and proposed satellite-based and terrestrial systems providing data communications services. ORBIMAGE may face competition from U.S. and foreign governmental entities, and private entities including Space Imaging EOSAT, EarthWatch and SPOT Image, that provide or are seeking to provide satellite-based or aerial imagery products.

     Many of the Company's competitors are larger and have substantially greater resources than the Company. Furthermore, the possibility exists that other domestic or foreign companies or governments, some with greater experience in the space industry and greater financial resources than Orbital, will seek to produce products or services that compete with those of the Company. Any such foreign competitor could benefit from subsidies from, or other protective measures by, its home country.

RESEARCH AND DEVELOPMENT

     The Company expects to continue to invest in product-related research and development, to conceive and develop new products and services, to enhance existing products and services and to seek customer and, where appropriate, strategic partner investments in these products and services. Orbital's research and development expenses, excluding direct customer-funded development, were approximately $26.4 million, $22.2 million and $28.5 million, respectively, for the fiscal years ended December 31, 1997, 1996 and 1995.

PATENTS AND TRADEMARKS

     Orbital relies, in part, on patents, trade secrets and design and production know-how to develop and maintain its competitive position and technological advantage. The Company holds U.S. and foreign patents relating to the Pegasus vehicle, U.S. patents relating to certain components of the ORBCOMM satellites, U.S. patents relating to certain of its GPS products, as well as patents for other systems and products produced by the Company. The Company also has various pending patent applications relating to Pegasus, the ORBCOMM System, and its GPS products along with other products. Certain of the trademarks and service marks used in connection with the Company's products and services have been registered with the U.S. Patent and Trademark Office, the Canadian Intellectual Property Office and certain other foreign trademark authorities.

COMPONENTS, RAW MATERIALS AND CARRIER AIRCRAFT

     Orbital purchases a significant percentage of its product components, including rocket propulsion motors, structural assemblies, electronic equipment and computer chips, from third parties. Orbital also occasionally obtains from the U.S. government parts and equipment that are used in the production of the Company's products or in the provision of the Company's services. Orbital has not experienced material difficulty in obtaining product components or necessary parts and equipment and believes that alternative sources of supply would be available, although increased costs and possible delays could be incurred in securing alternative sources of supply. The Company's ability to launch its Pegasus vehicle, the X-34 vehicle and certain new suborbital vehicles depends on the availability of an aircraft with the capability of carrying and launching such launch vehicles. In June 1997, Orbital purchased the modified Lockheed L-1011 used for its Pegasus vehicle. Prior to that date, Orbital had leased the L-1011 since 1991 from a commercial lending institution. In the event that the L-1011 were to be unavailable, Orbital would experience significant delays, expenses and loss of revenues as a result of having to acquire and modify a new carrier aircraft.

U.S. GOVERNMENT CONTRACTS

     During 1997, 1996 and 1995, approximately 38%, 45% and 40%, respectively, of the Company's total annual revenues were derived from contracts with the U.S. government and its agencies or from subcontracts with the U.S. government's prime contractors. Most of Orbital's U.S. government contracts are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies or the imposition of budgetary constraints could materially adversely affect Orbital's financial condition or results of operations. Agencies within the U.S. government and commercial customers to which sales by the Company accounted for ten percent or more of the Company's consolidated 1997 revenues were NASA, DoD and ORBIMAGE.

     The accuracy and appropriateness of Orbital's direct and indirect costs and expenses under its contracts with the U.S. government are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. government. These agencies have the right to challenge Orbital's cost estimates or allocations with respect to any such contract. Additionally, a substantial portion of payments to the Company under U.S. government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. Orbital believes that any adjustments likely to result from inquiries or audits of its contracts will not have a material adverse impact on its financial condition or results of operations. Since Orbital's inception, it has not experienced any material adjustments as a result of any such inquiries or audits.

     Orbital's major contracts with the U.S. government fall into three categories: firm fixed-price contracts, fixed-price incentive fee contracts and cost-plus-fee contracts. Under firm fixed-price contracts, work performed and products shipped are paid for at a fixed price without adjustment for actual costs incurred in connection with the contract. Risk of loss due to increased cost, therefore, is borne by the Company, although some of this risk may be passed on to subcontractors. Under fixed-price government contracts, Orbital may receive progress payments, generally in an amount equal to between 80% and 95% of monthly costs and profits, or it may receive milestone payments upon the occurrence of certain program achievements, with final payments occurring at project completion. Fixed-price incentive fee contracts provide for sharing by the customer and the Company of unexpected costs incurred or savings realized within specified limits, and may provide for adjustments in price depending on actual contract performance other than costs. Costs in excess of the negotiated maximum (ceiling) price and the risk of loss by reason of such excess costs are borne by the Company, although some of this risk may be passed on to subcontractors. Under a cost-plus-fee contract, Orbital recovers its actual allowable costs incurred and receives a fee consisting of a base amount that is fixed at the inception of the contract and/or an award amount that is based on the U.S. government's subjective evaluation of the Company's performance in terms of the criteria stated in the contract.

     All Orbital's U.S. government contracts and, in general, its subcontracts with the U.S. government's prime contractors provide that such contracts may be terminated at will by the U.S. government or the prime contractor (at the request of the U.S. government), respectively. Furthermore, any of these contracts may become subject to a government issued stop work order under which the Company would be required to suspend production. In the event of a termination at will, Orbital would normally be entitled to recovery of the purchase price for delivered items, reimbursement for allowable costs for work in process and an allowance for reasonable profit thereon or adjustment for loss if completion of performance would have resulted in a loss. The Company from time to time experiences contract suspensions and terminations.

REGULATION

     The ability of Orbital to pursue its business activities is regulated by various agencies and departments of the U.S. government and, in certain circumstances, the governments of other countries. Commercial space launches require licenses from the DoT and operation by Orbital of its L-1011 aircraft requires licenses from certain agencies of the DoT, including the Federal Aviation Administration. Construction, launch and operation of commercial communications satellites, including the satellite-based two-way data communications network to be provided by ORBCOMM, require licenses from the FCC and frequently require the approval of international and individual country regulatory authorities. ORBCOMM has its necessary FCC regulatory authority to operate its system but still must obtain certain foreign regulatory approvals. In addition, commercial remote imagery satellite systems such as ORBIMAGE require licenses from the DoC and the FCC for the construction, launch and operation of remote imaging satellites. ORBIMAGE has its DoC remote sensing licenses and has filed an application with the FCC for a license to construct, launch and operate the OrbView-3 and OrbView-4 satellites. Exports of Orbital's products, services and technical information frequently require licenses from the U.S. Department of State or the DoC. There can be no assurance that the Company will continue to be successful in its efforts to obtain necessary licenses or regulatory approvals. The inability of the Company, ORBCOMM or ORBIMAGE to secure any necessary licenses or approvals could have a material adverse effect on the financial condition or results of operations of the Company.

BACKLOG

     Orbital's contract backlog is attributable to its Space and Ground Infrastructure Systems business. The Company's firm backlog at December 31, 1997 and 1996 was approximately $1.0 billion and $710 million, respectively. As of December 31, 1997, approximately 50% of the Company's backlog was with the U.S. government and its agencies or from subcontracts with the U.S. government's prime contractors. Firm backlog consists of aggregate contract values for firm product orders, excluding the portion previously included in operating revenues on the basis of percentage of completion accounting, and including government contract orders not yet funded in the amounts of approximately $435 million and $265 million as of December 31, 1997 and 1996, respectively. Approximately $550 million of backlog is currently scheduled to be performed beyond 1998. Firm backlog excludes unexercised contract options and undefinitized contracts having an aggregate potential contract value at December 31, 1997 of approximately $1.9 billion.

EMPLOYEES

     As of December 31, 1997, Orbital had nearly 4,000 full-time permanent employees. The Company does not have any collective bargaining agreements with its employees and believes its employee relations are good.

PROPERTIES

     Orbital operates launch vehicle, satellite and electronics engineering, manufacturing and test facilities in Dulles and McLean, Virginia, Germantown and Greenbelt, Maryland and Chandler, Arizona; a launch vehicle and satellite integration and test facility at Vandenberg Air Force Base, California; a space sensors and instruments facility in Pomona, California; a ground systems and software facility in Vancouver, British Columbia; and facilities for its navigation and communications products in Sunnyvale and San Dimas, California and Rochester Hills, Michigan. The Company has other smaller facilities, offices or manufacturing space around the United States and in Canada, England, Russia and Indonesia.

LEGAL PROCEEDINGS

     On October 10, 1996, Thomas van der Heyden, a former employee of CTA, filed a lawsuit in the Circuit Court for Montgomery County, Maryland against CTA and certain of its subsidiaries alleging that such companies breached a profit sharing agreement with respect to the satellite contract for PT MediaCitra Indostar, and initially seeking $30 million in compensatory damages and $150 million in punitive damages. The dispute is now in arbitration. As a result of the CTA acquisition, Orbital acquired the stock of the subsidiaries that are parties to the proceedings. Under the terms of the CTA acquisition, CTA has agreed to indemnify Orbital against damages arising from the arbitration proceeding. The case was heard by a board of arbitrators in February 1998 and a decision is pending.
                                ---------------

     For additional information on the Company's business, see the Annual Report incorporated by reference herein.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the name, age and position of each of the Executive Officers and Directors of Orbital as of March 1, 1998. All Executive Officers are elected annually and serve at the discretion of the Board of Directors.

             NAME               AGE   POSITION WITH THE COMPANY AND ITS SUBSIDIARIES OR AFFILIATES
             ----               ---   ------------------------------------------------------------
David W. Thompson.............   43   Chairman of the Board, President and Chief Executive Officer
Bruce W. Ferguson.............   43   Director, Senior Vice President, Special Projects
Scott L. Webster..............   45   Director, Chairman of the Board and Chief Executive Officer
                                        of ORBCOMM
Fred Alcorn(1)................   67   Director
Kelly H. Burke(1)(2)..........   68   Director
Daniel J. Fink(2)(3)..........   71   Director
Lennard A. Fisk(2)............   54   Director
Jack L. Kerrebrock(2).........   69   Director
Douglas J. Luke(1)(3).........   56   Director
John L. McLucas(1)(2).........   77   Director
Janice I. Obuchowski(2).......   46   Director
Frank L. Salizzoni(3).........   59   Director
Harrison H. Schmitt(2)(3).....   62   Director
James R. Thompson.............   61   Director, Executive Vice President and General Manager/
                                        Launch Systems Group
Robert R. Lovell..............   60   Executive Vice President and General Manager/Space Systems
                                        Group
Robert D. Strain..............   41   Executive Vice President and General Manager/Electronics and
                                        Sensor Systems Group
Daniel E. Friedmann...........   41   Executive Vice President and General Manager/Systems
                                        Integration and Software Group
Antonio L. Elias..............   48   Senior Vice President and General Manager/Advanced Programs
                                        Group
Charles M. Boesenberg.........   49   Executive Vice President and General Manager/Satellite
                                        Access Products Group; President and Chief Executive
                                        Officer of Magellan
Michael D. Griffin............   48   Executive Vice President and Chief Technical Officer
Jeffrey V. Pirone.............   37   Executive Vice President and Chief Financial Officer
Leslie C. Seeman..............   45   Senior Vice President, General Counsel and Secretary

---------------
(1) Member of the Human Resources and Nominating Committee.

(2) Member of the Strategy and Technology Committee.

(3) Member of the Audit and Finance Committee.

     David W. Thompson is a co-founder of Orbital and has been Chairman of the Board, President and Chief Executive Officer of the Company since 1982. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked at the Charles Stark Draper Laboratory on the Space Shuttle's autopilot design. Mr. Thompson serves as Chairman of the Board and Chief Executive Officer of ORBIMAGE, as Chairman of Magellan, and as a Director of ORBCOMM.

     Bruce W. Ferguson is a co-founder of Orbital and has been Senior Vice President, Special Projects since 1997, and a Director of the Company since 1982. Mr. Ferguson was Executive Vice President and General

Manager/Communications and Information Services Group from 1993 until 1997, and Executive Vice President and Chief Operating Officer of Orbital from 1989 to 1993. From 1985 to 1989, he was Senior Vice President/Finance and Administration and General Counsel of Orbital. Mr. Ferguson is a fellow at the Center for International Science and Technology Policy and Center for Space Policy at The George Washington University. Mr. Ferguson is also a Director of ORBIMAGE.

     Scott L. Webster is a co-founder of Orbital and has been a Director of the Company since 1982. In early 1998, Mr. Webster became Chairman of the Board and Chief Executive Officer of ORBCOMM. From 1993 to 1997, Mr. Webster served in various consulting capacities with the Company. He served as President of Orbital's Space Data Division from 1990 until 1993, and Executive Vice President of that Division from 1989 to 1990. Mr. Webster served as Orbital's Senior Vice President/Marketing and Vice President of Marketing from Orbital's inception in 1982 until 1989. Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries, Inc.

     Fred C. Alcorn has been a Director of the Company since 1983. Since 1975, Mr. Alcorn has been President of Alcorn Oil & Gas Company and Alcorn Development Company.

     Kelly H. Burke has been a Director of the Company since 1984. In 1982, General Burke retired from the U.S. Air Force. Since that time, General Burke has been Chairman of Stafford, Burke and Hecker, Inc., an aerospace consulting firm. During 30 years of U.S. Air Force service, General Burke held a wide variety of command and staff positions, culminating with that of Deputy Chief of Staff for Research, Development and Acquisition at the Pentagon. Additionally, he has served as an advisor to the White House Science Office, the National Academy of Sciences, the Defense Science Board and the U.S. Air Force Scientific Advisory Board.

     Daniel J. Fink has been a Director of the Company since 1983. Since 1982, Mr. Fink has been President of D.J. Fink Associates, Inc., a management consulting firm. From 1967 until 1982, Mr. Fink held a variety of positions at General Electric Company, including the position of Senior Vice President from 1979 to 1982. He is a director of Titan Corporation, a former member of the Defense Science Board and a former Chairman of the NASA Advisory Council.

     Lennard A. Fisk has been a Director of the Company since 1993. Since 1993, Dr. Fisk has been Professor and Chairman of the Department of Atmospheric, Oceanic, and Space Sciences at the University of Michigan. From 1987 until 1993, he was Associate Administrator for Space Science and Applications at NASA. From 1977 until 1987, he held various positions at the University of New Hampshire, including Vice President for Research and Financial Affairs.

     Jack L. Kerrebrock has been a Director of the Company since 1993. From 1984 until 1993, he was a director of Orbital's then wholly owned subsidiary, Orbital Research Corporation ("ORC"). Since 1965, Dr. Kerrebrock has been a Professor of Aeronautics and Astronautics at the Massachusetts Institute of Technology ("MIT"). He also served as NASA Associate Administrator for Aeronautics and Space Technology from 1981 to 1983.

     Douglas S. Luke has been a Director of the Company since 1983. Since 1991, Mr. Luke has been President and Chief Executive Officer of WLD Enterprises, Inc., a private investment firm. From 1979 until 1990, he held various positions with Rothschild, Inc., including the position of Managing Director from 1987 until 1990. Mr. Luke is currently a Director of Regency Realty Corporation and Westvaco Corporation.

     John L. McLucas has been a Director of the Company since 1993. From 1987 until 1993, he was a director of ORC. He was formerly Chairman of the International Space University and currently serves on its Board of Advisors. From 1988 to 1991, he was Chairman of the NASA Advisory Council and Chairman of the U.S. Air Force Studies Board. From 1985 to 1988, he was Chairman of QuesTech, Inc. From 1977 to 1985, Dr. McLucas was Executive Vice President of COMSAT Corporation. Prior to 1977, Dr. McLucas held a variety of positions, including Administrator of the Federal Aviation Administration, Secretary of the U.S. Air Force and President of MITRE Corporation.

     Janice I. Obuchowski was appointed by the Board of Directors in 1996 to fill a vacancy on the Board. Ms. Obuchowski is a founder and Executive Vice President of NextWave TeleCom, Inc., a wireless personal communications services provider. Since 1992, she has been President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm. From 1989 to 1992, she served as the Assistant Secretary for Communications and Information in the U.S. Department of Commerce and Administrator of the National Telecommunications and Information Agency. From 1980 to 1987, Ms. Obuchowski served in a variety of positions at the U.S. Federal Communications Commission, including Chief of the Common Carrier Bureau's International Policy Division and Senior Advisor to the Chairman.

     Frank L. Salizzoni was appointed by the Board of Directors in 1996 to fill a vacancy on the Board. Mr. Salizzoni has been President and Chief Executive Officer of H&R Block, Inc. since 1996. From 1994 until 1996, Mr. Salizzoni was President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc. He joined USAir as Executive Vice President-Finance and Chief Financial Officer in 1990. From 1987 to 1989, Mr. Salizzoni was Chairman and Chief Executive Officer of TW Services, one of the largest food services companies in the United States. Mr. Salizzoni held several senior financial management positions from 1967 to 1987 with Trans World Airlines and its parent company, Transworld Corporation. Mr. Salizzoni is a director of H&R Block and SKF USA, Inc.

     Harrison H. Schmitt has been a Director of the Company since 1983. From 1982 until the present, Dr. Schmitt has served in various capacities as a consultant. From 1976 to 1982, Dr. Schmitt was a United States Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which authorizes all non-military space-related research and development programs of the U.S. government. From 1974 to 1975, he was NASA Assistant Administrator for Energy Programs. From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon's surface.

     James R. Thompson (who is not related to David W. Thompson) has been Executive Vice President and General Manager/Launch Systems Group since 1993 and a Director of the Company since 1992. Mr. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to October 1993. He was Deputy Administrator of NASA from 1989 to 1991. From 1986 until 1989, Mr. Thompson was Director of NASA's Marshall Space Flight Center. He was Deputy Director for Technical Operations at Princeton University's Plasma Physics Laboratory from 1983 through 1986. Before that, he had a 20-year career with NASA at the Marshall Space Flight Center. He is a director of SPACEHAB Incorporated and Nichols Research Corp.

     Robert R. Lovell has been Executive Vice President and General Manager/Space Systems Group since 1997. From 1994 to 1997, he was Senior Vice President for Special Projects at Orbital. Mr. Lovell previously served as Executive Vice President and General Manager/Space Systems Group from 1993 to 1994. From 1990 to 1993, he was President/Space Systems Division of Orbital and, from 1987 to 1989, he served as Vice President/Space Applications. From 1980 to 1987, Mr. Lovell was employed by NASA as Director of the Communications Division in the Office of Space Science and Applications. Before that, he had an 18-year career with NASA at the Lewis Research Center.

     Robert D. Strain has been Executive Vice President and General Manager/Electronics and Sensor Systems Group since 1996. From 1994 until 1996, he was Vice President for Finance and Manufacturing at Orbital. Prior to that he served in a variety of senior-level financial positions with Fairchild, including Vice President of Finance, Treasurer and Controller. Before joining Fairchild, Mr. Strain held several senior financial positions with NWL Control Systems.

     Daniel E. Friedmann has been Executive Vice President and General Manager/Systems Integration and Software Group since 1996. He also continues to serve as President and Chief Executive Officer of Orbital's Canadian subsidiary, MDA, a position he has held since 1995. From 1992 to 1995, he served as Executive Vice President and Chief Operating Officer of MDA. Between 1979 and 1992, he held a variety of positions at MDA, including serving as Vice President of various divisions.

     Antonio L. Elias has been Senior Vice President and General
Manager/Advanced Programs Group since 1997. From 1996 until 1997, Dr. Elias served as Senior Vice President and Chief Technical Officer of Orbital. From 1993 through 1995 he was Senior Vice President for Advanced Projects and was Senior Vice

President/Space Systems Division from 1990 to 1993. He was Vice
President/Engineering of Orbital from 1989 to 1990 and was Chief Engineer from 1986 to 1989. From 1980 to 1986, Dr. Elias was an Assistant Professor of Aeronautics and Astronautics at Massachusetts Institute of Technology.

     Charles M. Boesenberg has been President and Chief Executive Officer of Magellan and Executive Vice President and General Manager, Satellite Access Products since January 1, 1998, upon the merger of Ashtech with Magellan. From 1992 until 1994, Mr. Boesenberg was President, Chief Executive Officer and a director of Ashtech. From 1992 to 1994, Mr. Boesenberg was Chairman of the Board, President and Chief Executive Officer of Central Point Software, Inc. From 1991 to 1992, Mr. Boesenberg was President of MIPS Computer Systems, Inc. ("MIPS"), a semiconductor and computer systems company, now a subsidiary of Silicon Graphics, Inc. He joined MIPS in 1989 as Executive Vice President of Marketing. From 1987 to 1989, Mr. Boesenberg was Senior Vice President, U.S. Sales and Marketing of Apple Computer, Inc.

     Michael D. Griffin has been Executive Vice President and Chief Technical Officer since 1997. From 1996 to 1997, Dr. Griffin served as Executive Vice President and General Manager/Space Systems Group. Dr. Griffin joined Orbital in 1995 when he was appointed Senior Vice President and Chief Technical Officer. From 1994 to 1995, he was Senior Vice President for Program Development at Space Industries International. From 1991 to 1994, he served as Chief Engineer of NASA and, from 1989 to 1991, was Deputy Director for Technology at the Strategic Defense Initiative Organization.

     Jeffrey V. Pirone has been Executive Vice President and Chief Financial Officer since January 1998, and was Senior Vice President and Chief Financial Officer since 1996. From 1993 until 1996, Mr. Pirone served as Vice President and Controller of Orbital. Mr. Pirone joined Orbital as Controller in 1991, and prior to that was a Senior Manager at KPMG Peat Marwick LLP.

     Leslie C. Seeman has been Senior Vice President of the Company since 1993 and General Counsel and Secretary of the Company since 1989. From 1989 to 1993, she was Vice President of the Company, and from 1987 to 1989, she was Assistant General Counsel of Orbital. From 1984 to 1987, she was General Counsel of Source Telecomputing Corporation, a telecommunications company. Prior to that, she was an attorney at the law firm of Wilmer, Cutler & Pickering.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation, as amended (the "Certificate"), and by the provisions of applicable law. A copy of the Certificate is an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The Company has authorized 80,000,000 shares of Common Stock, par value $.01 per share, of which 32,481,719 were issued and outstanding as of December 31, 1997. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Subject to the rights of holders of any preferred stock of the Company that may be issued, holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the board of directors of the Company from funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock will be entitled to share ratably all assets available for distribution to shareholders after payment of liabilities, subject to prior preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     The Company has authorized 10,000,000 shares of preferred stock, $.01 par value per share, none of which are issued or outstanding. The Company's board of directors is authorized, without any further action by the shareholders, to provide for the issuance of the unissued shares of preferred stock and to determine the rights, preferences, privileges and restrictions of the unissued preferred stock.

LIMITATION OF LIABILITY

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b)(7) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate limits the liability of directors to the Company or its stockholders to the full extent permitted by Section 102(b)(7).

CERTAIN STATUTORY PROVISIONS

     Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such time the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) at or subsequent to such time the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder or a transaction in which the Interested Stockholder receives certain other benefits.

     Section 102(b)(3) of the DGCL provides that no stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and except to the extent that, such right is expressly granted to him in the certificate of incorporation. The Certificate does not grant stockholders such preemptive rights. Accordingly, the Company's stockholders do not have preemptive rights to subscribe for additional issuances of Common Stock or for any security convertible into such stock.

TRANSFER AGENT

     Boston Equiserve is the transfer agent and registrar for the Common Stock.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), J.P. Morgan Securities Inc. ("J.P. Morgan") and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives") of each of the Underwriters named below (the "Underwriters"). Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company and the Underwriters, the Company has agreed to sell to the Underwriters, and each of the Underwriters severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                              NUMBER OF
                                                                SHARES
                        UNDERWRITERS                          ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
J.P. Morgan Securities Inc. ................................
Morgan Stanley & Co. Incorporated...........................

                                                              ----------
             Total..........................................   2,750,000
                                                              ==========

     In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the Purchase Agreement the commitments of non-defaulting Underwriters may be increased.

     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain
dealers at such price less a concession not in excess of $     per share of
Common Stock. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of $     per share of Common Stock on sales to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 412,500 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the shares of Common Stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

     The Company and the Company's executive officers and directors have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this Prospectus.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering made hereby.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Certain of the Representatives and their affiliates have provided and are currently providing investment banking and related services to the Company and its affiliates, for which they have received or are receiving customary compensation, and may continue to do so in the future. In addition, Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan, acts as administrative agent and collateral agent for a syndicate of banks under the Credit Facility and J.P. Morgan acted as an initial purchaser in the placement of the Notes in September 1997.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters relating to the offering made hereby will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of Orbital Sciences Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the financial statements of ORBCOMM Global, L.P. (a development stage enterprise) as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and for the period June 30, 1993 (date of inception) through December 31, 1997, have been included and/or incorporated by reference herein in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere and/or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Statements of Earnings.........................  F-3
Consolidated Balance Sheets.................................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                            ------------------------

     For the financial statements of ORBCOMM Global, L.P., see the Annual Report incorporated by reference herein.

INDEPENDENT
AUDITORS' REPORT

The Board of Directors and Stockholders
Orbital Sciences Corporation:


We have audited the accompanying consolidated balance sheets of Orbital Sciences Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orbital Sciences Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                             /s/ KPMG PEAT MARWICK LLP

                                             KPMG Peat Marwick LLP

Washington, D.C.
February 4, 1998

CONSOLIDATED STATEMENTS
OF EARNINGS

                                                                            FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                                       1997                1996                1995
-----------------------------------------------------------------------------------------------------------------------
Revenues                                                           $   605,975         $   461,435         $   364,320

Costs of goods sold                                                    456,772             336,261             268,016
                                                                   ----------------------------------------------------
Gross profit                                                           149,203             125,174              96,304


Research and development expenses                                       26,355              22,179              28,512

Selling, general and administrative expenses                            89,502              76,019              63,427

Amortization of excess of purchase price over net assets acquired        3,852               3,134               3,221
                                                                   ----------------------------------------------------
Income from operations                                                  29,494              23,842               1,144
Net investment income (expense), net of interest expense of
  $429, $2,486 and $3,815, respectively                                  1,475              (1,123)                639

Equity in earnings (losses) of affiliates                              (26,034)             (6,454)               (759)

Non-controlling interests in (earnings) losses of
  consolidated subsidiaries                                              2,638               1,473                 427

Gain on sale of subsidiary stock                                        21,810                  --                  --

Acquisition expenses                                                    (4,343)                 --              (3,441)
                                                                   ----------------------------------------------------
Income (loss) before provision (benefit) for income taxes
    and cumulative effect of accounting change                          25,040              17,738              (1,990)

Provision (benefit) for income taxes                                     2,035               1,831              (1,302)
                                                                   ----------------------------------------------------
Income (loss) before cumulative effect of accounting change             23,005              15,907                (688)

Cumulative effect of accounting change, net of taxes                        --                  --              (4,160)
                                                                   ----------------------------------------------------
Net income (loss)                                                  $    23,005         $    15,907         $    (4,848)
                                                                   ====================================================

NET INCOME (LOSS) PER COMMON SHARE:

   Income (loss) before cumulative effect of accounting change     $      0.71         $      0.55         $     (0.03)

   Cumulative effect of accounting change                                   --                  --               (0.16)
                                                                   ----------------------------------------------------
                                                                   $      0.71         $      0.55         $     (0.19)
                                                                   ====================================================

  Shares used in computing net income (loss) per common share       32,283,138          29,137,361           26,207,746
                                                                   ====================================================

NET INCOME (LOSS) PER COMMON SHARE, ASSUMING DILUTION:

  Income (loss) before cumulative effect of accounting change      $      0.69         $      0.55         $     (0.03)

  Cumulative effect of accounting change                                    --                  --               (0.16)
                                                                   ----------------------------------------------------
                                                                   $      0.69         $      0.55         $     (0.19)
                                                                   ====================================================
  Shares used in computing net income (loss)
    per common share, assuming dilution                             33,980,747          31,616,119           30,103,858
=======================================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED
BALANCE SHEETS

                                                                                                    DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE DATA)                                                              1997              1996
------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents, including restricted cash of $6,162 and $11,604, respectively  $ 12,553          $ 26,859
  Short-term investments, at market                                                            2,573             5,827
  Receivables, net                                                                           190,204           144,774
  Inventories, net                                                                            50,925            27,159
  Deferred income taxes and other assets                                                       8,190             6,475
                                                                                          ------------------------------
    TOTAL CURRENT ASSETS                                                                     264,445           211,094
PROPERTY, PLANT AND EQUIPMENT, at cost, less accumulated depreciation and amortization of
    $79,347 and $69,534, respectively                                                        137,498           127,862
INVESTMENTS IN AFFILIATES, net                                                               159,230            82,582
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, less accumulated amortization of
  $19,794 and $15,942, respectively                                                          181,955            69,512
DEFERRED INCOME TAXES AND OTHER ASSETS                                                        28,511             9,720
                                                                                          ------------------------------
TOTAL ASSETS                                                                                $771,639          $500,770
                                                                                          ==============================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current portion of long-term obligations                        $ 29,317          $ 38,519
  Accounts payable                                                                            36,217            25,789
  Accrued expenses                                                                           100,274            32,372
  Deferred revenue                                                                            46,138            30,741
                                                                                          ------------------------------
    TOTAL CURRENT LIABILITIES                                                                211,946           127,421

LONG-TERM OBLIGATIONS, net of current portion                                                198,394            33,076
OTHER LIABILITIES                                                                              2,443            11,581
                                                                                          ------------------------------
  TOTAL LIABILITIES                                                                          412,783           172,078

NON-CONTROLLING INTERESTS IN NET ASSETS OF CONSOLIDATED SUBSIDIARIES                           3,755            (1,810)

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred Stock, par value $.01; 10,000,000 shares authorized:
  Series A Special Voting Preferred Stock, one share authorized and outstanding                   --                --
  Class B Preferred Stock, 10,000 shares authorized, none and 10,000 shares outstanding           --                --
Common Stock, par value $.01; 80,000,000 shares authorized, 32,481,719 and 32,160,598 shares outstanding, after deducting 20,877 and 15,735 shares held in treasury,
  respectively                                                                                   325               322
Additional paid-in capital                                                                   326,187           323,592
Unrealized gains on short-term investments                                                       272                14
Cumulative translation adjustment                                                             (4,943)           (3,681)
Retained earnings                                                                             33,260            10,255
                                                                                          ------------------------------
  TOTAL STOCKHOLDERS' EQUITY                                                                 355,101           330,502
                                                                                          ------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                  $771,639          $500,770
========================================================================================================================

 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS
OF STOCKHOLDERS' EQUITY

                                                                                                         UNREALIZED
                                                                                                      GAINS (LOSSES) ON
                                                               COMMON STOCK             ADDITIONAL       SHORT-TERM
(IN THOUSANDS, EXCEPT SHARE DATA)                             SHARES       AMOUNT    PAID-IN CAPITAL     INVESTMENTS
------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                                24,257,322     $    243     $   210,030       $     (462)

  Shares issued to employees and directors                   300,011            3           1,857               --
  Shares issued in private offering                        2,000,000           20          32,366               --
  Conversion of convertible debentures                       208,696            2           2,914               --
  Adjustment to recast year end of pooled company                 --           --              --               --
  Transactions of pooled company                                  --           --             413               --
  Translation adjustment                                          --           --              --               --
  Net loss                                                        --           --              --               --
  Unrealized gains on short-term investments                      --           --              --              530
                                                         ---------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                26,766,029          268         247,580               68

  Shares issued to employees and directors                   298,916            3           2,163               --
  Shares issued in private offering                        1,200,000           12          20,251               --
  Conversion of convertible debentures                     3,895,653           39          53,598               --
  Translation adjustment                                          --           --              --               --
  Net income                                                      --           --              --               --
  Unrealized losses on short-term investments                     --           --              --              (54)
                                                         ---------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                                32,160,598          322         323,592               14

  Shares issued to employees and directors, net              321,121            3           2,595               --
  Translation adjustment                                          --           --              --               --
  Net income                                                      --           --              --               --
  Unrealized gains on short-term investments                      --           --              --              258
                                                         ---------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                                32,481,719     $    325     $   326,187       $      272
========================================================================================================================


                                                            CUMULATIVE      RETAINED
                                                            TRANSLATION     EARNINGS
(IN THOUSANDS, EXCEPT SHARE DATA)                           ADJUSTMENT     (DEFICIT)          TOTAL
--------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                                 $  (3,111)      $    243     $     206,943

  Shares issued to employees and directors                        --             --             1,860
  Shares issued in private offering                               --             --            32,386
  Conversion of convertible debentures                            --             --             2,916
  Adjustment to recast year end of pooled company                 --          (1,047)          (1,047)
  Transactions of pooled company                                  --             --               413
  Translation adjustment                                        (245)            --              (245)
  Net loss                                                        --          (4,848)          (4,848)
  Unrealized gains on short-term investments                      --             --               530
                                                         -----------------------------------------------
BALANCE, DECEMBER 31, 1995                                    (3,356)         (5,652)         238,908

  Shares issued to employees and directors                        --             --             2,166
  Shares issued in private offering                               --             --            20,263
  Conversion of convertible debentures                            --             --            53,637
  Translation adjustment                                        (325)            --              (325)
  Net income                                                      --         15,907            15,907
  Unrealized losses on short-term investments                     --             --               (54)
                                                         -----------------------------------------------
BALANCE, DECEMBER 31, 1996                                    (3,681)        10,255           330,502

  Shares issued to employees and directors, net                   --             --             2,598
  Translation adjustment                                      (1,262)            --            (1,262)
  Net income                                                      --         23,005            23,005
  Unrealized gains on short-term investments                      --             --               258
                                                         -----------------------------------------------
BALANCE, DECEMBER 31, 1997                                 $  (4,943)      $ 33,260     $     355,101
========================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS
OF CASH FLOWS

                                                                                           FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                                           1997            1996             1995
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)                                                                       $23,005         $15,907        $ (4,848)
  ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH
  PROVIDED BY (USED IN) OPERATING ACTIVITIES:
    Depreciation and amortization expense                                                23,854          25,096          22,229
    Equity in losses of affiliates                                                       26,034           6,454             759
    Non-controlling interests in losses of consolidated subsidiaries                     (2,638)         (1,473)           (427)
    Gain on sale of subsidiary stock, fixed assets and investments, net                 (21,810)            226          (2,196)
    Cumulative effect of accounting change                                                   --             --            4,160
    Foreign currency translation adjustment                                              (1,262)           (325)           (245)
  CHANGES IN ASSETS AND LIABILITIES:
    (Increase) decrease in receivables                                                      915         (29,916)         (2,337)
    (Increase) decrease in inventories                                                  (18,288)         10,261         (12,082)
    (Increase) decrease in other assets                                                  (8,280)          2,221          (3,940)
    Decrease in  accounts payable and accrued expenses                                   (7,194)        (11,051)        (11,423)
    Increase in deferred revenue                                                          3,742             919           7,090
    Increase (decrease) in other liabilities                                              6,363          (2,954)            942
                                                                                     -------------------------------------------
        NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                              24,441          15,365         (2,318)
                                                                                     -------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                                (45,012)        (43,544)        (17,239)
    Proceeds from sales of assets, net                                                   34,682           9,518             293
    Purchases of available-for-sale investment securities                               (25,328)         (5,623)        (61,685)
    Sales of available-for-sale investment securities                                    22,209          11,041          49,168
    Maturities of available-for-sale investment securities                                6,631           8,220           8,100
    Investments in affiliates                                                          (107,110)        (22,991)        (18,888)
    Payments for business acquisitions, net of cash acquired                            (66,558)             --              --
                                                                                     -------------------------------------------
        NET CASH USED IN INVESTING ACTIVITIES                                          (180,486)        (42,379)        (40,251)
                                                                                     -------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net short-term borrowings (repayments)                                               (3,700)         26,200         (17,483)
    Principal payments on long-term obligations                                         (20,237)         (7,502)         (5,749)
    Net proceeds from issuance of long-term obligations                                 163,078              --          20,000
    Fees associated with conversion of debentures                                            --          (2,571)             --
    Net proceeds from issuances of common stock                                           2,598          22,429          34,246
    Adjustment to recast pooled company's year end                                           --              --          (1,047)
                                                                                     -------------------------------------------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                                       141,739          38,556          29,967
                                                                                     -------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    (14,306)         11,542         (12,602)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                           26,859          15,317          27,919
                                                                                     -------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                $12,553         $26,859        $ 15,317
================================================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995

1/ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Orbital Sciences Corporation (together with its subsidiaries, "Orbital" or the "company"), a Delaware corporation, is an international space and information systems company that designs, manufactures, operates and markets a broad range of affordable products and services that are grouped into three sectors: Space and Ground Infrastructure Systems, Satellite Access Products and Satellite Services. Space and Ground Infrastructure Systems include launch vehicles, satellites, electronics and sensors, and satellite ground systems; Satellite Access Products include satellite-based navigation and communications products and transportation management systems; and Satellite Services include satellite-based two-way mobile data communications services and satellite-based imagery services. Disaggregated financial information is presented in note 2.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Orbital, all wholly and partially owned subsidiaries controlled by Orbital, and partnerships in which Orbital directly or indirectly controls the general partner interests. All material transactions and accounts among consolidated entities have been eliminated in consolidation.

PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 financial statement presentation. All financial amounts are stated in U.S. dollars unless otherwise indicated.

REVENUE RECOGNITION

Orbital recognizes revenues on long-term contracts using the percentage-of-completion method of accounting. Accordingly, (i) revenues on cost-plus-fee contracts are recognized to the extent of costs incurred plus a proportionate amount of fee earned, and (ii) revenues on fixed-price contracts are recognized based on costs incurred in relation to total estimated costs, or based on specific delivery terms and conditions. To the extent that estimated costs of completion are adjusted, revenue and profit recognized from a particular contract will be affected in the period of the adjustment. Anticipated contract losses are recognized as they become known. Revenues from sales of access products and satellite services are generally recognized when the product is shipped or the service is performed.

FOREIGN CURRENCY

Orbital's operating entities are in a number of countries and deal in a number of foreign currencies. The financial results of foreign operations are translated to U.S. dollars using year end exchange rates for assets and liabilities and using weighted average exchange rates for revenues, expenses, gains and losses.

Translation gains and losses relating to foreign operations that are self-contained and integrated within a particular country or economic environment, and therefore are not dependent on the U.S. dollar, are recognized as a separate component of stockholders' equity until there is a realized reduction in Orbital's net investment in the foreign operation. Translation losses in 1997, 1996 and 1995 were approximately $1,262,000, $325,000 and
$245,000, respectively. Translation gains and losses relating to foreign operations that are a direct and integral component or extension of Orbital's domestic operations, and therefore are dependent on the U.S. dollar, are reported currently as a component of net income.

Orbital enters into forward exchange contracts to hedge against foreign currency fluctuations on certain receivables and payables (see note 6). Gains and losses on contracts to hedge specific foreign currency commitments are deferred and accounted for as part of the underlying transaction.

RESEARCH AND DEVELOPMENT

Research and development expenses include self-funded product development activities and exclude direct customer-funded development and are expensed as incurred. Research and development expenses are allocated, when appropriate, to U.S. government contracts under government-mandated cost accounting standards.

DEPRECIATION, AMORTIZATION AND RECOVERABILITY OF LONG-LIVED ASSETS

Depreciation and amortization are provided using the straight-line method as follows:

                 Buildings                                      18 to 20 years
                 Machinery, equipment and software              3 to 10 years
                 Satellite systems                              Estimated useful life of satellite
                 Leasehold improvements                         Shorter of estimated useful life or lease term

In 1995, the company adopted the provisions of Statement of Financial Accounting Standards 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" ("SFAS 121"). The cumulative effect on 1995 earnings of adopting SFAS 121 was approximately $4,160,000. Orbital's policy is to review its long-lived assets, including excess of purchase price over net assets acquired, investments in affiliates, and specialized equipment used to support specific space-related products, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The company recognizes an impairment loss when the sum of expected future cash flows is less than the carrying amount of the asset.
Given the inherent technical and commercial risks within the space industry, it is possible that the company's current estimate that it will recover the carrying amount of its long-lived assets from future operations may change.

INCOME TAXES

The company recognizes income taxes using the asset and liability method.
Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized as income in the period that includes the enactment date.

STOCK-BASED COMPENSATION

Prior to January 1, 1996, the company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. Pursuant to APB 25, compensation expense is recorded only to the extent that the current market price of the underlying stock exceeded the exercise price on the date of grant. On January 1, 1996, the company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies to (i) recognize as expense the fair value of all stock-based awards on the date of grant, or (ii) continue to apply the provisions of APB 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

years as if the fair-value-based method defined in SFAS 123 had been applied. The company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure in accordance with the provisions of SFAS 123 (see note 13).

EARNINGS PER SHARE

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which requires companies to present basic earnings per share and diluted earnings per share, instead of the primary and fully diluted earnings per share that had previously been required. The company adopted SFAS 128 in the fourth quarter of 1997 and, accordingly, has restated previously reported quarterly data for 1997 (see note 14). The impact to prior years' amounts was immaterial. Net income (loss) per common share is calculated using the weighted average number of common shares outstanding during the periods. Net income (loss) per common share assuming dilution is calculated using the weighted average number of common shares and dilutive common equivalent shares outstanding during the periods, plus the effects of an assumed conversion of the company's convertible notes, after giving effect to all net income adjustments that would result from the assumed conversion.

CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Orbital considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Investments in securities that do not meet the definition of cash equivalents are classified as short-term investments. Since Orbital does not intend to hold its investments in debt and equity securities until maturity and does not actively trade the securities to maximize trading gains, Orbital classifies these securities as "available-for-sale" and, accordingly, reports such securities at fair value plus accrued interest. Any temporary excess (deficiency) of market value over (under) the underlying cost of the short-term investment is excluded from current period earnings and is reported as unrealized gains (losses) as a separate component of stockholders' equity. In addition, at December 31, 1997 and 1996, the company had approximately $6,162,000 and $11,604,000, respectively, of cash restricted to support outstanding letters of credit.

INVENTORIES

Inventories consist of components and raw materials inventory, work-in-process inventory and finished goods inventory and are generally stated at the lower of cost or net realizable value on a first-in, first-out ("FIFO") or specific identification basis. Inventories, net of allowances for obsolescence, consisted of the following:

                                                   December 31,
(In thousands)                                 1997            1996
----------------------------------------------------------------------
Components and raw materials                $ 14,013         $  19,090
Work-in-process                               26,932             6,962
Finished goods                                 9,980             1,107
                                            ---------------------------
       Total                                $ 50,925          $ 27,159
=======================================================================

Components and raw materials are purchased to support future production efforts. Work-in-process inventory consists primarily of (i) costs incurred under long-term fixed-price contracts accounted for using the percentage-of-completion method of accounting applied on a units of delivery basis, and (ii) partially assembled commercial products, and generally includes direct production costs and certain allocated indirect costs (including an allocation of general and administrative costs). Work-in-process inventory has been reduced by contractual progress payments received of $5,899,000 and $26,696,000 at December 31, 1997 and 1996, respectively. Finished goods inventory consists of fully assembled commercial products awaiting shipment.

SELF-CONSTRUCTED ASSETS AND INTERNALLY DEVELOPED SOFTWARE

The company self-constructs much of its ground and airborne support and special test equipment used in the manufacture, production and delivery of many of its space infrastructure products. Orbital also develops and manufactures product improvements and enhancements to existing products for sale. Orbital capitalizes certain costs incurred in constructing ground and airborne support and special test equipment, product improvements and enhancements, and satellite systems. Capitalized costs generally include direct construction costs and certain allocated indirect costs, and exclude general and administrative and research and development costs.

The company also capitalizes certain internal costs incurred in developing software to be used to support various products. Capitalized costs generally include direct software coding costs and certain allocated indirect costs, and exclude general and administrative and research and development costs. Amortization of capitalized costs begins when the software is placed in service. No amortization expense is included in the accompanying consolidated statements of earnings since the software has not yet been placed in service.

INVESTMENTS IN AFFILIATES

The company uses the equity method of accounting for its investments in and equity in earnings (losses) of affiliates in which the company has the ability to significantly influence, but not control, the affiliates' operations. In accordance with the equity method of accounting, the company's carrying amount of an investment in an affiliate is initially recorded at cost and is increased to reflect its share of the affiliate's income and is reduced to reflect its share of the affiliate's losses. Orbital's investment is also increased to reflect contributions to, and decreased to reflect distributions received from, the affiliate. Any excess of the amount of Orbital's investment over the amount of the underlying equity in each affiliate's net assets is amortized
over a period of 20 years.   The company capitalizes interest costs on equity
method investments when such affiliate has significant assets under construction. At December 31, 1997 and 1996, approximately $25,576,000 and $15,947,000, respectively, of interest costs had been capitalized cumulatively as part of the historical cost of investments in affiliates. The company uses the cost method of accounting for investments in affiliates in which it cannot control or significantly influence operations.

EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED

The company amortizes the excess of purchase price over net assets acquired related to prior business combinations on a straight-line basis over its estimated useful life, generally 10-40 years. Orbital periodically assesses and evaluates the recoverability of such assets based on current facts and circumstances and the operational performance of the acquired businesses.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

SALES OF SUBSIDIARY STOCK

The company, at times, may divest a portion or all its ownership in its subsidiaries through the sale of such stock or through the issuance of additional subsidiary stock. The company recognizes the difference between the carrying amount of its interest in the subsidiary stock sold and the fair market value of the stock as a gain or loss when the company believes the realization of the gain or loss is assured.

WARRANTIES

The company occasionally accepts warranty clauses in its commercial and government contracts. In the event the company does not purchase insurance coverage to protect itself in connection with such warranty clauses, the company records a liability for warranty claims when it determines that a specific material liability exists. The company at times provides limited warranties on certain commercial products and accrues an estimate of expected warranty costs based on historical experience.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130") and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting and presenting comprehensive income and its components in the consolidated financial statements. The new disclosure requirements with respect to comprehensive income will impact the manner of presentation of the company's annual and interim consolidated financial statements. Upon adoption, the company will be required to reclassify previously reported annual and interim consolidated financial statements. SFAS 131 establishes new procedures and requirements for the (i) determination of business segments, (ii) presentation and disclosure of segment information and (iii) disclosure of selected segment information within interim consolidated financial statements. The company has assessed the impact of adopting SFAS 131 and believes that it will not be required to change the composition of its segments, although it will be required to report segment information within its interim consolidated financial statements. In accordance with the provisions of SFAS 130 and SFAS 131, the company will adopt these standards in 1998.

2/ DISAGGREGATED FINANCIAL INFORMATION

INDUSTRY SECTOR INFORMATION

Orbital's operations are classified into three industry sectors: Space and Ground Infrastructure Systems, Satellite Access Products and Satellite Services. Space and Ground Infrastructure Systems include launch vehicles, including space and suborbital expendable launch vehicles and reusable launch vehicles, satellites and other space systems, electronics and sensors, including space sensors and instruments, avionics and other electronics equipment, and satellite ground systems. Satellite Access Products include recreational, automotive and industrial satellite-based navigation products, satellite communications products and transportation management systems. Satellite Services include satellite-based global data communications services and satellite-based imagery services.

The table on the following page presents revenues, operating income (loss), identifiable assets (including goodwill), capital expenditures, depreciation and amortization and impairment losses by industry sector. Operating income
(loss) is total revenues less costs of goods sold, research and development expenses, selling, general and administrative expenses, and amortization of goodwill. Identifiable assets are those assets used in the operations of each industry sector. There were no significant inter-sector sales or transfers.

                                                         Years Ended December 31,
(In thousands)                                    1997             1996             1995
------------------------------------------------------------------------------------------
SPACE AND GROUND
  INFRASTRUCTURE SYSTEMS
  Revenues                                     $534,419         $388,814         $300,439
  Operating income                               47,953           26,376            2,433
  Identifiable assets                           520,950          362,700          357,662
  Capital expenditures                           42,823           27,529           15,065
  Depreciation and amortization                  21,491           21,954           21,150
  Impairment losses                                  --               --            4,160
SATELLITE ACCESS PRODUCTS
  Revenues                                       71,384           71,188           52,681
  Operating income (loss)                       (11,754)           4,902            3,441
  Identifiable assets                           117,511           32,376           27,641
  Capital expenditures                            1,692            3,402            1,204
  Depreciation and amortization                   1,962              944              532
SATELLITE SERVICES
  Revenues                                          172            1,433           11,200
  Operating loss                                 (6,705)          (7,436)          (4,730)
  Identifiable assets                           133,178          105,694           81,605
  Capital expenditures                              497           12,613              970
  Depreciation and amortization                     401            2,198              547
CONSOLIDATED
  Revenues                                      605,975          461,435          364,320
  Operating income                               29,494           23,842            1,144
  Identifiable assets                           771,639          500,770          466,908
  Capital expenditures                           45,012           43,544           17,239
  Depreciation and amortization                  23,854           25,096           22,229
  Impairment losses                                  --               --            4,160
==========================================================================================

DOMESTIC AND NON-U.S. OPERATIONS

The following table presents Orbital's revenues, operating income (loss) and identifiable assets by major location:

                                                         Years Ended December 31,
(In thousands)                                     1997            1996             1995
-------------------------------------------------------------------------------------------
REVENUES
     United States                             $525,144         $392,130         $ 290,914
     Canada and Mexico                           75,584           65,350            68,997
     United Kingdom and other                     5,247            3,955             4,409
                                              ---------------------------------------------
     Total                                     $605,975         $461,435         $ 364,320
                                              =============================================
OPERATING INCOME (LOSS)
    United States                              $ 27,959         $ 21,183         $  (2,413)
    Canada and Mexico                             1,465            2,416             3,964
    United Kingdom and other                         70              243              (407)
                                              ---------------------------------------------
    Total                                      $ 29,494         $ 23,842         $   1,144
                                              =============================================
IDENTIFIABLE ASSETS
    United States                              $718,437         $450,394         $ 420,078
    Canada and Mexico                            50,690           46,984            44,291
    United Kingdom and other                      2,512            3,392             2,539
                                              ---------------------------------------------
    Total                                      $771,639         $500,770         $ 466,908
===========================================================================================

EXPORT SALES AND MAJOR CUSTOMERS

Orbital's sales to geographic areas were as follows:

                                                          Years Ended December 31,
(In thousands)                                    1997             1996             1995
------------------------------------------------------------------------------------------
United States                                  $447,041         $349,555         $275,707
Canada                                           39,274           46,742           45,558
Southeast Asia                                   35,688               --               --
Far East                                         32,875           17,517           15,242
Europe                                           26,771           33,762           23,594
Middle East and other                            24,326           13,859            4,219
                                             ---------------------------------------------
     Total                                     $605,975         $461,435         $364,320
==========================================================================================

Approximately 38%, 45% and 40% of the company's revenues in 1997, 1996 and 1995, respectively, were generated under contracts with the U.S. government and its agencies or under subcontracts with the U.S. government's prime contractors.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

3/ INVESTMENTS IN AFFILIATES

ORBIMAGE

On May 8, 1997, the company's subsidiary, Orbital Imaging Corporation ("ORBIMAGE"), completed a private placement of 300,100 shares of 12% Series A Cumulative Convertible Preferred Stock (the "Preferred Stock"), raising gross proceeds of $30,010,000. Also on that date, Orbital purchased ORBIMAGE common stock, bringing its total equity invested to approximately $89,187,000. On July 3, 1997, ORBIMAGE sold an additional 72,605 shares of Preferred Stock, raising an additional $7,260,500. Each share of Preferred Stock entitles its holder to receive annual cumulative dividends of 12% per annum, payable in cash or additional shares of Preferred Stock, at the discretion of ORBIMAGE's Board of Directors. Pursuant to the terms of this transaction, at December 31, 1997, Orbital owned approximately 75% of ORBIMAGE and no longer controls ORBIMAGE's financial and operational affairs as a result of certain rights provided to ORBIMAGE's preferred stockholders. Consequently, the company no longer consolidates ORBIMAGE's financial results, but rather uses the equity method of accounting for its investment in, and earnings or losses attributable to, ORBIMAGE.

Pursuant to a fixed-price contract, Orbital is the primary supplier to ORBIMAGE of imaging satellites, launch services and ground systems. During the year ended December 31, 1997, Orbital recorded sales of approximately $88,618,000 to ORBIMAGE pursuant to this contract. Additionally, Orbital provides certain administrative services to ORBIMAGE on a cost-reimbursable basis; during 1997, Orbital was reimbursed approximately $1,444,000 for such administrative services. At December 31, 1997, the company had receivables due from ORBIMAGE of approximately $3,548,000.

At December 31, 1997, ORBIMAGE had total assets, total liabilities and total stockholders' equity of approximately $137,750,000, $52,389,000 and $85,361,000, respectively. ORBIMAGE recorded approximately $2,062,000 in revenues and $4,082,000 in net losses for the year ended December 31, 1997.

ORBCOMM

In 1993, the company's majority owned subsidiary, Orbital Communications Corporation ("OCC"), and Teleglobe Mobile Partners ("Teleglobe Mobile"), an affiliate of Teleglobe Inc., formed a partnership, ORBCOMM Global, L.P. ("ORBCOMM"), for the design, development, construction, integration, testing and operation of a low-Earth orbit satellite communications system (the "ORBCOMM System"). OCC and Teleglobe Mobile are each 50% general partners in ORBCOMM, and have contributed to ORBCOMM $75,275,000 and $84,525,000, respectively, through December 31, 1997. At December 31, 1997, OCC and Teleglobe Mobile each had a remaining commitment to fund $15,000,000 to ORBCOMM. Additionally, OCC is a 2% general partner in ORBCOMM USA, L.P. ("ORBCOMM USA") and Teleglobe Mobile is a 2% general partner in ORBCOMM International Partners, L.P. ("ORBCOMM International"), two partnerships formed to market the ORBCOMM System. ORBCOMM is a 98% general partner in each of the two marketing partnerships.

Pursuant to the terms of the partnership agreements, (i) OCC and Teleglobe Mobile share equal responsibility for the operational and financial affairs of ORBCOMM, (ii) OCC controls the operational and financial affairs of ORBCOMM USA and (iii) Teleglobe Mobile controls the operational and financial affairs of ORBCOMM International. Since OCC is unable to control, but is able to exercise significant influence over ORBCOMM's and ORBCOMM International's operating and financial policies, the company accounts for its investments in ORBCOMM and ORBCOMM International using the equity method of accounting. Since OCC is able to control the operational and financial affairs of ORBCOMM USA, the company consolidates ORBCOMM USA's results of operations.

Orbital is the primary supplier of the communications satellites, launch vehicles and certain ground systems to ORBCOMM pursuant to a fixed-price contract. During 1997, 1996 and 1995, Orbital recorded sales to ORBCOMM pursuant to this contract of approximately $57,988,000, $47,215,000 and $49,187,000, respectively. At December 31, 1997 and 1996, Orbital had approximately $16,646,000 and $3,400,000, respectively, in receivables from ORBCOMM. Additionally, since 1995 Orbital has provided certain administrative services to ORBCOMM on a cost-reimbursable basis. During 1997, 1996 and 1995, Orbital was reimbursed approximately $2,298,000, $1,295,000 and $297,000, respectively, for such services.

At December 31, 1997, ORBCOMM had total assets, total liabilities and total partners' capital of approximately $316,969,000, $210,551,000 and $106,418,000, respectively. ORBCOMM recorded approximately $527,000 in revenues and $31,436,000 in net losses for the year ended December 31, 1997.

OTHER INVESTMENTS

The company owns equity interests in several emerging space-related companies. The cost basis of these investments was approximately $7,275,000 and $2,910,000, respectively, at December 31, 1997 and 1996. The company provides a valuation allowance against investments in affiliates when it is determined that recovery of all or part of the investment is not probable. At December 31, 1997 and 1996, approximately $4,886,000 and $1,100,000 of allowance had been recorded against certain of these investments. Approximately $2,000,000 of gain on the sale of an investment was realized in 1995 when Orbital sold one such fully reserved investment. The gain was reported in net investment income in the 1995 consolidated statement of earnings. No such gains from sales of investments were realized in 1997 or 1996.

4/ BUSINESS COMBINATIONS

PURCHASE TRANSACTIONS

ASHTECH INC. MERGER. On December 31, 1997, Orbital merged its subsidiary, Magellan Corporation, with Ashtech Inc. ("Ashtech") (the combined company is hereinafter referred to as "Magellan"). To effect the merger, Orbital paid former Ashtech security holders approximately $52,800,000, consisting of $25,000,000 in cash and approximately 23,954,000 shares of Magellan common stock. Orbital now owns a controlling interest of approximately 66% of Magellan. Orbital recognized a gain of $21,810,000 on the issuance of Magellan common stock. The merger was accounted for using the purchase method of accounting. Accordingly, approximately $46,663,000 in excess of purchase price over the fair value of net assets acquired was recorded and is being amortized on a straight-line basis over 20 years.

CTA INCORPORATED ACQUISITION. On August 15, 1997, Orbital acquired substantially all the assets, including all the stock of certain subsidiaries, and certain liabilities relating to the satellite manufacturing and communications services businesses of CTA Incorporated ("CTA"). The financial results of the acquired businesses have been included in the company's consolidated results since August 15, 1997. As consideration, Orbital repaid $27,000,000 of outstanding debt related to the acquired businesses and paid approximately $13,000,000 in cash, which may be reduced subject to certain post-closing adjustments. The company accounted for the acquisition using the purchase method of accounting. The purchase price exceeded the fair value of the net assets acquired by approximately $65,724,000 which is being amortized on a straight-line basis over 30 years. During the five years following the closing, CTA will also be entitled to receive (i) royalties from $500,000 to $3,000,000 for sales by the company of certain geostationary satellites in excess of certain threshold sales, and (ii) 3% of cumulative revenues in excess of $50,000,000 earned during such period from the acquired transportation management business of CTA.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

ROCKWELL INTERNATIONAL CORPORATION ACQUISITION. In July 1997, Orbital formed Magellan DIS Inc. ("DIS") to acquire from Rockwell International Corporation ("Rockwell") the assets and certain liabilities associated with Rockwell's automotive navigation product line. Orbital paid approximately $3,550,000 in cash and issued Rockwell a $4,350,000 unsecured note, which bears interest at 6% and is repayable semi-annually over three years. The stock of DIS was subsequently transferred to Magellan. The company accounted for the acquisition using the purchase method of accounting. The purchase price exceeded the fair value of the net assets acquired by approximately $2,262,000, which is being amortized on a straight-line basis over 10 years.

The following unaudited supplemental financial information presents the consolidated results of operations, on a pro forma basis, as though the Ashtech, CTA and Rockwell acquisitions were consummated on January 1, 1996:


                                                           December 31,
(In thousands, except share data)                     1997             1996
-------------------------------------------------------------------------------
Revenues                                            $ 700,175         $ 560,312
Net income                                             21,087            16,966
Net income per common share                              0.65              0.58
Net income per common share, assuming dilution           0.62              0.54
===============================================================================

The allocation of purchase price to net assets acquired on the 1997 acquisitions may be adjusted in 1998 if additional information becomes known about certain business assumptions used to estimate the fair value of such net assets.

On April 6, 1994, the company's subsidiary, MacDonald, Dettwiler and Associates Ltd. ("MDA"), acquired all the outstanding common shares of The PSC Communications Group Inc. ("PSC") from PSC's former shareholders. In October 1996, Orbital sold substantially all the assets of PSC for approximately $13,000,000, resulting in a gain of approximately $3,600,000. The gain is included in revenues in the 1996 consolidated statement of earnings.

POOLING OF INTERESTS TRANSACTION

MACDONALD, DETTWILER AND ASSOCIATES LTD. On November 17, 1995, the company acquired all the outstanding common shares of MDA from its former shareholders in a merger designed to be tax free to MDA's Canadian shareholders (the "MDA Acquisition").

Pursuant to the terms of the MDA Acquisition, a newly established, wholly owned Canadian subsidiary of Orbital ("Acquisition Subsidiary") issued 4,087,126 exchangeable shares (the "Exchangeable Shares") in exchange for all the issued and outstanding MDA common shares. The company also granted 328,399 options to acquire Orbital common stock to MDA employees who, at the date of the acquisition, held options to acquire MDA common shares. The Exchangeable Shares were exchangeable into Orbital common stock at the option of the holders. As part of the MDA Acquisition, Acquisition Subsidiary also issued 10,000 shares of Class B Preferred Stock to a financial advisor in satisfaction of a portion of the fees owed to that advisor; these shares were fully redeemed during 1997. Additionally, Orbital issued one share of Series A Special Voting Preferred Stock to a voting trust to act as a voting trustee on behalf of the holders of the Exchangeable Shares. Orbital accelerated the redemption of all outstanding Exchangeable Shares in December 1997.

The MDA Acquisition was accounted for using the pooling of interests method of accounting and, accordingly, Orbital's historical consolidated financial statements were restated to include MDA's financial position, results of operations and cash flows. Merger expenses relating to the MDA Acquisition of approximately $3,400,000 were charged to earnings and were included in acquisition expenses during 1995.

Prior to the acquisition, MDA's financial results were prepared on a March 31 fiscal year basis. Orbital's restated financial statements for 1994 include MDA's historical financial results for its fiscal year ended March 31, 1995. Orbital's consolidated financial statements for the year ended December 31, 1995 included MDA's financial results for the twelve-month period ended December 31, 1995. The effect of recasting MDA's year end for 1995 was charged to Orbital's retained earnings as of January 1, 1995. The charge to retained earnings eliminated the effect of including MDA's results of operations for the three-month period ended March 31, 1995 of $1,047,000 in Orbital's 1995 and 1994 consolidated results of operations. MDA's revenues for the same three-month period were approximately $20,634,000.

5/ SHORT-TERM INVESTMENTS

The following table sets forth the aggregate amortized cost, aggregate fair value and gross unrealized gains and losses for Orbital's short-term investments in debt securities:

                                                           December 31,
(In thousands)                                        1997             1996
-----------------------------------------------------------------------------
Amortized cost                                      $ 2,301          $ 5,813
Fair value                                            2,573            5,827
                                                   --------------------------
Unrealized gains                                    $   272          $    14
=============================================================================

Orbital recognized net losses of approximately $261,000 on sales of short-term investments in 1995 and had no such losses in 1997 or 1996. All debt securities held at December 31, 1997 are scheduled to mature in 1998.

6/ RECEIVABLES AND ACCRUED EXPENSES

The components of receivables were as follows:

                                                           December 31,
(In thousands)                                        1997             1996
------------------------------------------------------------------------------
Billed and billable                                 $ 118,613         $ 73,747
Recoverable costs and accrued profit not billed        73,536           62,628
Retainages due upon contract completion                 6,132            9,767
Allowance for doubtful accounts                        (8,077)          (1,368)
                                                  ----------------------------
    Total                                           $ 190,204         $144,774
==============================================================================

Approximately 75% of recoverable costs and accrued profit not billed and retainages due upon contract completion at December 31, 1997 is due within one year and will be billed on the basis of contract terms and delivery schedules.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The accuracy and appropriateness of Orbital's direct and indirect costs and expenses under its government contracts, and therefore its receivables recorded pursuant to such contracts, are subject to extensive regulation and audit by the U.S. Defense Contract Audit Agency or by other appropriate agencies of the U.S. government, which have the right to challenge Orbital's cost estimates or allocations with respect to any such contracts. Additionally, a substantial portion of the payments to the company under government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. In the opinion of management, any adjustments likely to result from inquiries or audits of its contracts will not have a material adverse impact on the company's financial condition or results of operations.

At December 31, 1997 and 1996, $43,294,000 and $33,690,000, respectively, were receivable from non-U.S. customers. The company enters into forward exchange contracts in an effort to hedge against foreign currency fluctuations on certain receivables and payables denominated in foreign currencies. Accordingly, Orbital is subject to off-balance sheet market risk for the possibility that future changes in market prices may make the forward exchange contracts less valuable. The following table summarizes, at December 31, 1997, outstanding foreign exchange contracts to sell (purchase) foreign currencies, along with current market values:

(U.S. dollars, in thousands)
-----------------------------------------------------------------------------------------------------------------------
       Foreign                Currency
   Currency Hedged         Hedged Against         Contract Amount        Current Market Value    Unrealized Gain (Loss)
-----------------------------------------------------------------------------------------------------------------------
Belgian Francs                  CD                   $     569                 $    556                 $      13
ECU                             CD                       1,477                    1,492                       (15)
ECU                             PS                       1,392                    1,271                       121
French Francs                   CD                         (31)                     (28)                       (3)
Pounds Sterling                 CD                       3,914                    3,996                       (82)
Malaysian Riggits               CD                       3,781                    2,663                     1,118
Norwegian Kroner                CD                       1,274                    1,253                        21
U.S. Dollars                    CD                      36,090                   37,377                    (1,287)
U.S. Dollars                    PS                         529                      528                         1
-----------------------------------------------------------------------------------------------------------------------
CD = Canadian Dollars           PS = Pounds Sterling

Accrued expenses consisted of the following:

                                                         December 31,
(In thousands)                                    1997                 1996
-----------------------------------------------------------------------------
Payroll, payroll taxes and fringe benefits     $  28,291            $  20,375
Payable to subcontractors                         15,534                8,660
Accrued contract costs                            40,552                2,027
Other accrued expenses                            15,897                1,310
                                               ------------------------------
  Total                                        $ 100,274             $ 32,372
=============================================================================

Approximately $26,332,000 of accrued contract costs at December 31, 1997 related to certain contingent liabilities associated with contracts acquired from CTA.

7/ PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

                                                              December 31,
(In thousands)                                          1997          1996
-------------------------------------------------------------------------------
Land                                                 $     852      $     1,422
Buildings and leasehold improvements                    22,112           21,239
Machinery and equipment                                136,310          116,270
Equipment and satellite systems under construction      41,821           48,134
Software and technical drawings                         15,750           10,331
Accumulated depreciation and amortization              (79,347)         (69,534)
                                                    ---------------------------
  Total                                              $ 137,498      $   127,862
===============================================================================

Interest expense of approximately $9,700,000, $7,300,000 and $5,700,000 was capitalized during 1997, 1996 and 1995, respectively, as part of the historical cost of equipment under construction and investments in affiliates.

8/ SHORT-TERM BORROWINGS

The company has a $25,000,000 unsecured demand line of credit with an international bank. The line is repayable upon demand and bears interest at the prime rate or LIBOR. At December 31, 1997, the interest rate on outstanding borrowings under this line of credit was approximately 6.8%. At December 31, 1997 and 1996, approximately $3,500,000 and $17,500,000, respectively, of borrowings were outstanding against this line of credit.

The company or its subsidiaries maintain other unsecured general short-term credit facilities. At December 31, 1997, approximately $6,567,000 was outstanding on these facilities at an average borrowing rate of 8%. There were no outstanding borrowings on these facilities at December 31, 1996.

The company's primary $100,000,000 credit facility was amended and restated during 1997. At December 31, 1997, the amended facility included a line of credit and a term loan, both maturing in 2001. All of the outstanding borrowings under this facility have been classified as long-term obligations (see note 9) due to the three-year term of the underlying debt instruments.
The company terminated a $10,000,000 line of credit with a domestic bank during 1997. At December 31, 1996, $5,700,000 was outstanding under this facility.

9/ LONG-TERM OBLIGATIONS

The following sets forth the company's long-term obligations, excluding capital lease obligations (see note 10):

                                                                                                     December 31,
(In thousands)                                                                                  1997              1996
-----------------------------------------------------------------------------------------------------------------------
7% note, principal and interest due monthly through 1998                                   $     631           $  1,275
7.74-9.35% notes, principal and interest due monthly 1998-1999                                 7,421             12,554
8.95% bank note, principal and interest due monthly through 1999                                  --              2,284
7.19% - 8.64% notes, principal and interest due monthly through 2002                          24,562                 --
8.41% note, principal and interest due monthly through 2005                                    9,407                 --
6% note, principal and interest due semi-annually through 2000                                 4,350                 --
5% bank notes, principal and interest due monthly through 2003                                 1,964              1,631
7.89% bank notes, interest and principal due quarterly through 2001                           47,750              8,000
12% note, interest due semi-annually, principal due 1999-2001                                 20,000             20,000
5% convertible subordinated notes, interest due semi-annually, principal due 2002            100,000                 --
                                                                                          -----------------------------
                                                                                             216,085             45,744
    Less current portion                                                                     (18,189)           (14,115)
                                                                                          -----------------------------
    Total                                                                                  $ 197,896           $ 31,629
=======================================================================================================================

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The 7% note is secured by certain equipment located at the company's Pomona, California facility. The 7.74-9.35% notes are secured by certain equipment located at the company's Germantown, Maryland facility. The 8.95% bank note was secured by the company's satellite integration and test facility located in Dulles, Virginia; the company repaid this note in full in February 1997. The 7.19% - 8.64% notes are secured by certain office, computer and test equipment located at the company's Germantown, Maryland, Chandler, Arizona and Dulles, Virginia facilities. The 8.41% note is secured by the company's L-1011 aircraft. In conjunction with its acquisition of Rockwell's automotive navigation product line, on July 31, 1997 Orbital issued Rockwell a $4,350,000 unsecured note, which bears interest at 6% and is repayable semi-annually over three years.

The company has two secured bank borrowing agreements, totaling approximately $71,000,000, of which $54,000,000 was available and $1,964,000 was outstanding at December 31, 1997. The secured bank notes, pursuant to an intercreditor agreement between two international banks, provide for borrowings at a variable rate, 5% at December 31, 1997, and are collateralized by MDA's accounts receivable, inventory and certain other assets. The agreements contain certain covenants with respect to MDA's leverage ratio and tangible net worth.

During 1997, Orbital amended and restated its existing revolving credit facility to provide for total borrowings from an international syndicate of six banks of up to $100,000,000. The facility included a $35,000,000 term loan, and a $65,000,000 revolving line of credit; $10,000,000 of the term loan was repaid in 1997. The interest rate charged under the facility is a variable rate based on the prime rate or LIBOR. The weighted average interest rate on borrowings outstanding under this facility at December 31, 1997 was 7.89%. Outstanding borrowings are collateralized by the company's accounts receivable. The facility prohibits the payment of cash dividends and contains certain covenants with respect to the company's working capital levels, fixed charge ratio, leverage ratio and net worth, and expires in August 2001.

Orbital amended its 12% unsecured note during the first quarter of 1997 to facilitate compliance with certain financial covenants as well as to permit the completion of the ORBIMAGE equity financing (see note 3). In connection with this amendment, the interest rate on the note increased from 11.5% to 12% effective March 31, 1997. The unsecured note contains certain covenants with respect to fixed charge ratio, leverage ratio and tangible net worth, and includes certain cross-default provisions.

On September 16, 1997, Orbital sold $100,000,000 of 5% convertible subordinated notes due October 2002. The notes, which are non-callable for three years, are convertible at the option of the holders into Orbital common stock at a conversion price of $28.00 per share, subject to adjustment in certain events.

In 1996, ORBCOMM issued $170,000,000 senior unsecured notes due 2004 (the "ORBCOMM Notes") to institutional investors. The ORBCOMM Notes bear interest at a fixed rate of 14% and provide for noteholder participation in future ORBCOMM service revenues. The ORBCOMM Notes are fully and unconditionally guaranteed on a joint and several basis by OCC and Teleglobe Mobile. The guarantee is non-recourse to Orbital.

The fair value of Orbital's long-term obligations at December 31, 1997 and 1996 is estimated at approximately $178,455,000 and $38,521,000, respectively. Fair value estimates are based on quoted market prices or on current rates offered for debt of similar remaining maturities. The 1997 fair value amount is less than the carrying value primarily as a result of the current market premium on the convertible notes. Scheduled maturities of long-term debt for each of the years in the five-year period ending December 31, 2002 and thereafter are $18,189,000, $26,137,000, $24,550,000, $38,153,000, $105,138,000 and
$3,918,000, respectively.

10 / LEASE COMMITMENTS

Aggregate minimum rental commitments under non-cancelable operating and capital leases (primarily for office space and equipment) at December 31, 1997 were as follows:

(In thousands)                                   Operating            Capital
-----------------------------------------------------------------------------
1998                                             $ 13,479           $  1,154
1999                                               12,033                537
2000                                               10,931                 27
2001                                                8,706                 --
2002                                                7,145                 --
2003 and thereafter                                22,634                 --
                                                 ----------------------------
                                                 $ 74,928              1,718
                                                 =========
Less: Interest at 10%                                                   (159)
Less: Current portion                                                 (1,061)
                                                                  -----------
    Total                                                           $    498
=============================================================================


Rent expense for 1997, 1996 and 1995 was approximately $10,870,000, $12,300,000 and  $11,215,000, respectively.

11/ INCOME TAXES

The provisions (benefits) for income taxes consisted of the following:

                                                Years Ended December 31,
(In thousands)                            1997            1996          1995
-----------------------------------------------------------------------------
CURRENT PROVISION:
    U.S. Federal                       $     --       $     --       $    33
    Foreign                               1,283          1,831         1,180
    State                                    --             --            --
DEFERRED PROVISION:
    U.S. Federal                             --             --           (356)
    Foreign                                 752             --         (2,159)
    State                                    --             --             --
                                       --------------------------------------
      Total                            $  2,035       $  1,831       $ (1,302)
=============================================================================

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The income tax provisions (benefits) were different from those computed using the statutory U.S. Federal income tax rate as set forth below:

                                                 Years Ended December 31,
                                             1997        1996           1995
-----------------------------------------------------------------------------
U.S. Federal statutory rate                 35.0%         35.0%       (34.0)%
Tax-exempt interest                            --         (0.6)       (13.7)
Intangible amortization                       5.0         13.2         50.3
Foreign income taxes, net                     3.3        (12.9)       (53.1)
Disqualifying stock sales                      --         (3.2)       (16.0)
Changes in valuation allowance              (36.1)       (15.0)          --
Other, net                                    0.9         (6.2)         1.1
                                    -----------------------------------------
     Effective rate                           8.1%        10.3%       (65.4)%
=============================================================================

The tax effects of significant temporary differences were as follows:

                                                                December 31,
(In thousands)                                                1997           1996
-------------------------------------------------------------------------------------
TAX ASSETS:
    Non-deductible financial statement accruals           $   32,568     $    37,603
    U.S. Federal net operating loss carryforward              60,874          47,823
    Intangible assets                                          5,422           6,865
    U.S. Federal and foreign tax credit carryforward          11,924          13,707
                                                        -----------------------------
                                                             110,788         105,998
    Valuation allowance                                      (37,698)        (52,233)
                                                        -----------------------------
       Tax assets, net                                    $   73,090     $    53,765
                                                        =============================
TAX LIABILITIES:
    Percentage-of-completion accounting                   $    1,796     $     3,349
    Excess tax depreciation                                    6,699           5,280
    Excess deductions for tax reporting purposes              49,690          29,479
                                                        -----------------------------
    Tax liabilities                                       $   58,185     $    38,108
=====================================================================================


In 1997 and 1996, approximately 20.6% and 27.9%, respectively, of the company's income before provision for income taxes and cumulative effect of an accounting change was generated from foreign sources. In 1995, approximately $2,100,000 of income before benefit for income taxes and cumulative effect of an accounting change was generated from foreign sources. At December 31, 1997, the company had U.S. Federal net operating loss carryforwards (portions of which expire beginning in 2005) and research and environmental tax credit carryforwards of approximately $150,000,000 and $3,000,000, respectively, that may be used through the year 2013, subject to certain annual limitations and other restrictions. Management believes that its net deferred tax assets, largely attributable to Canadian investment tax credit carryforwards, will be realized in the near future.

12/ COMMON STOCK AND STOCK OPTION PLANS

In 1996, the company issued 1,200,000 shares of common stock in a private placement to various offshore investors, receiving net proceeds of approximately $20,300,000. In addition, during 1996, the company completed the redemption of $55,880,000 outstanding principal of its 6 3/4% convertible subordinated debentures that had been due 2003. As a result of this conversion, the outstanding principal was converted into 3,887,304 shares of the company's common stock.

The company's 1997 Stock Option and Incentive Plan (the "1997 Plan") provides for awards of incentive or non-qualified stock options and restricted stock to employees, directors, consultants and advisors of the company and its subsidiaries. Under the terms of the 1997 Plan, options may not be issued at less than 100% of the fair market value of the company's common stock on the date of grant. Options under the 1997 Plan vest at a rate set forth by the Board of Directors in each individual option agreement, generally in one-third increments over a three-year period following the date of grant. Options expire no more than ten years following the grant date. The 1997 Plan provides for automatic grants of non-qualified stock options to non-employee directors of the company. Restricted stock grants under the 1997 plan vest at a rate determined by the Board, generally vesting two years following the date of award.

The 1997 Plan has 1,600,000 shares authorized for option grants or restricted stock awards. In January 1998, Orbital's Board of Directors authorized an increase in the number of shares available for grant to 3,200,000, subject to stockholder approval. Options are also outstanding under two predecessor option plans and pursuant to replacement options that have been granted in connection with certain acquisitions.

The following two tables summarize information regarding options under the company's stock option plans for the last three years:

                                                                                       Weighted
                                     Number of                Option Price              Average            Outstanding
ORBITAL OPTIONS                       Shares                   Per Share            Exercise Price       and Exercisable
--------------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1994     2,116,895              $ 1.82 - $22.00              $ 13.02              997,981
    Granted                            553,966              $ 7.47 - $18.81              $ 16.97
    Exercised                         (300,011)             $ 3.51 - $15.30              $  6.29
    Canceled or expired               (130,325)             $ 3.51 - $22.00              $ 20.39
                                   ------------

OUTSTANDING AT DECEMBER 31, 1995     2,240,525              $ 1.82 - $22.00              $ 14.16            1,133,713
    Granted                          1,372,000              $12.25 - $17.63              $ 13.26
    Exercised                         (298,916)             $ 1.82 - $17.75              $  7.20
    Canceled or expired               (588,399)             $ 3.51 - $22.00              $ 20.23
                                   ------------

OUTSTANDING AT DECEMBER 31, 1996     2,725,210              $ 1.82 - $22.00              $ 13.10            1,324,316
    Granted                          1,908,650              $13.50 - $ 24.00             $ 17.29
    Exercised                         (326,263)             $ 1.82 - $ 18.81             $ 10.43
    Canceled or expired               (300,306)             $ 1.82 - $ 22.00             $ 15.12
                                   ------------

OUTSTANDING AT DECEMBER 31, 1997     4,007,291              $ 1.84 - $ 24.00             $ 15.16            1,549,185
==========================================================================================================================

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

                                       Options Outstanding                                Options Exercisable
                     -------------------------------------------------------       ------------------------------------
                          Number         Weighted Average                              Number
 Range of              Outstanding          Remaining        Weighted Average        Exercisable      Weighted Average
Exercise Prices      at Dec. 31, 1997    Contractual Life     Exercise Price      at Dec. 31, 1997      Exercise Price
-----------------------------------------------------------------------------------------------------------------------
$  1.84 - $ 13.50      1,488,479              6.25                $11.89               912,472             $ 11.35
$ 13.62 - $ 16.50      1,377,136              7.95                $15.77               307,966             $ 14.33
$ 16.63 - $ 24.00      1,141,676              8.53                $18.68               328,747             $ 17.85
------------------    -----------            ------               -------            ----------          ----------
$  1.84 - $ 24.00      4,007,291              7.48                $15.16             1,549,185             $ 13.32
=======================================================================================================================

OCC adopted a stock option plan in 1992 (the "ORBCOMM Plan"). The ORBCOMM Plan provides for grants of incentive and non-qualified stock options to purchase OCC common stock to officers and employees of ORBCOMM and the company. Under the terms of the ORBCOMM Plan, incentive stock options may not be granted at less than 100% of the fair market value, and non-qualified options may not be granted at less than 85% of the fair market value, of OCC common stock at the date of grant as determined by OCC's Board of Directors. The options vest at a rate set forth by the Board of Directors in each individual option agreement, generally in one-fourth increments over a four-year period. Certain provisions of the ORBCOMM Plan require OCC to repurchase, with cash or promissory notes, the common stock acquired pursuant to the options. The cash repurchase amount is restricted by the terms of the ORBCOMM Notes to an amount not to exceed $1,000,000 in any one year. During 1997 and 1996, OCC repurchased 43,800 and 47,760 shares, respectively, of OCC common stock under this provision.

The following two tables summarize the option activity relating to the ORBCOMM
Plan:

                                                                                     Weighted
                                       Number of               Option Price             Average            Outstanding
OCC OPTIONS                              Shares                  Per Share          Exercise Price       and Exercisable
-------------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1994       599,074              $ 1.50  - $14.00           $  5.64              298,657
    Granted                                 --                    N/A                      N/A
    Exercised                           (8,936)             $ 1.50 - $13.00            $  3.87
    Canceled or expired                (44,238)             $ 1.50 - $13.00            $  6.74
                                     ----------

OUTSTANDING AT DECEMBER 31, 1995       545,900              $ 1.50 - $14.00            $  5.56              411,086
    Granted                            154,500              $17.00 - $25.00            $ 20.50
    Exercised                          (67,270)             $ 1.50 - $13.00            $  2.43
    Canceled or expired                (34,300)             $ 1.50 - $17.00            $ 13.81
                                     ----------

OUTSTANDING AT DECEMBER 31, 1996       598,830              $ 1.50 - $25.00            $  9.40              393,903
    Granted                            284,500                   $26.50                $ 26.50
    Exercised                          (20,900)             $ 1.50 - $25.00            $  6.68
    Canceled or expired               (112,600)             $ 1.50 - $25.00            $ 14.86
                                     ----------

OUTSTANDING AT DECEMBER 31, 1997       749,830              $ 1.50 - $26.50            $ 15.22              415,804
=========================================================================================================================

                                       Options Outstanding                                Options Exercisable
                    ----------------------------------------------------------    ---------------------------------------
                         Number        Weighted Average                                Number
     Range of          Outstanding         Remaining         Weighted Average       Exercisable         Weighted Average
 Exercise Prices    at Dec. 31, 1997   Contractual Life       Exercise Price      at Dec. 31, 1997       Exercise Price
-------------------------------------------------------------------------------------------------------------------------
$ 1.50 - $ 4.00         261,540             4.82               $  2.38               261,540                 $  2.38
$ 5.25 - $25.00         163,790             6.52               $ 13.39               116,389                 $ 11.79
$26.50 - $26.50         324,500             9.36               $ 26.50                37,875                 $ 26.50
----------------       --------            -----              --------               -------               ----------
$ 1.50 - $26.50         749,830             7.16               $ 15.22               415,804                 $  7.21
=========================================================================================================================


During 1996, Magellan adopted the 1996 Stock Option Plan (the "Magellan Plan"), pursuant to which incentive or non-qualified options to purchase up to 7,000,000 shares of Magellan common stock may be granted to Magellan and Orbital employees, consultants or advisors. The Magellan Plan stipulates that stock options may not be granted with an exercise price less than 85% of the stock's fair market value at the date of grant, as determined by Magellan's Board of Directors. The Magellan options generally vest incrementally over a three-year period. Certain provisions of the Magellan Plan require Magellan to repurchase the common stock acquired pursuant to options granted prior to May 1, 1997.

The following table summarizes the option activity relating to the Magellan
Plan:

                                                                                       Weighted
                                     Number of                Option Price              Average            Outstanding
MAGELLAN OPTIONS                       Shares                  Per Share            Exercise Price       and Exercisable
------------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1995            --                       --                     --                    --
  Granted                            6,915,900                   $ 1.10                $  1.10
  Exercised                                 --                      N/A                   N/A
  Canceled or expired                 (322,300)                  $ 1.10                $  1.10

OUTSTANDING AT DECEMBER 31, 1996     6,593,600                   $ 1.10                $  1.10               667,539
  Granted                            1,717,500                   $ 1.10                $  1.10
  Exercised                           (103,909)                  $ 1.10                $  1.10
  Canceled or expired               (1,427,531)                  $ 1.10                $  1.10

OUTSTANDING AT DECEMBER 31, 1997     6,779,660                   $ 1.10                $  1.10             2,528,097
========================================================================================================================

The weighted average remaining contractual life on outstanding options was 8.84 years.

In conjunction with the Ashtech merger (see note 4), Magellan assumed the Ashtech option plan and issued replacement options that are exercisable into Magellan common stock. At December 31, 1997, there were 5,316,561 non-qualified Magellan replacement options outstanding, 3,606,540 of which were exercisable. The option price per share ranges from $0.81 to $1.72 with an average exercise price of $1.09. The weighted average remaining contractual life on the outstanding Magellan replacement options was 7.74 years.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

13/ STOCK-BASED COMPENSATION

The company uses the Black-Scholes option pricing model to determine the pro forma impact to the company's net income and earnings per share. The model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time an option will be outstanding until it is exercised or it expires, to calculate the weighted average fair value per share of stock options granted. This information and the assumptions used for 1997, 1996 and 1995 for all option plans is summarized as follows:

                      Additional Shares                                                         Weighted Average
                         Available at                                   Risk-Free                  Fair Value
                         December 31,           Volatility            Interest Rate          Per Share at Grant Date
--------------------------------------------------------------------------------------------------------------------
                        1997      1996      1997   1996   1995      1997   1996   1995       1997     1996     1995
Orbital Plan          218,868  231,955        54%   56%    58%      6.1%   5.3%   7.0%     $17.29   $13.26   $16.97
ORBCOMM Plan           48,878   20,778        30%   30%   N/A       6.1%   5.6%   N/A      $26.50   $20.50      N/A
Magellan Plan         116,431  406,400        30%   30%   N/A       5.9%   6.4%   N/A      $ 1.10   $ 1.10      N/A
--------------------------------------------------------------------------------------------------------------------

The assumed expected dividend yield was zero for all years for all option plans. The assumed average expected life for all options for all years was 4.5 years (except that no such assumption was applicable for the ORBCOMM and Magellan Plans for 1995).

The company recorded compensation expense of approximately $600,000, $300,000 and $55,000 related to the various option plans for the years ended December 31, 1997, 1996 and 1995, respectively. Had the company determined compensation expense based on the fair value at the grant date for stock options, the company's net income (loss), net income (loss) per common share and net income
(loss) per common share, assuming dilution would have been $11,804,000, $0.37 and $0.35, respectively, for the year ended December 31, 1997; $7,202,000, $0.25 and $0.25, respectively, for the year ended December 31, 1996; and ($6,773,000), ($0.26) and ($0.26), respectively, for the year ended December 31, 1995. Pro forma net income (loss) reflects only options granted in 1997, 1996 and 1995 and, therefore, may not be representative of the effects for future periods.

During 1996, the company issued 150,000 stock appreciation rights that vest over a three-year period. Payment is dependent on appreciation of the company's common stock over the vesting period. The company recorded approximately $1,470,000 and $175,000, respectively, in compensation expense during 1997 and 1996 with respect to these rights.

14/ SUPPLEMENTAL DISCLOSURES

DEFINED CONTRIBUTION PLANS

At December 31, 1997, the company had several defined contribution plans (the "Plans") generally covering all full-time employees in the U.S. and Canada. Company contributions to the Plans are made based on certain plan provisions and at the discretion of the Board of Directors, and were approximately $9,108,000, $7,097,000 and $6,533,000 during 1997, 1996 and 1995, respectively.

CASH FLOWS

Cash payments for interest and income taxes were as follows:

                                               Years Ended December 31,
(In thousands)                            1997          1996           1995
----------------------------------------------------------------------------
Interest paid                          $ 10,059       $ 10,860       $ 9,906
Income taxes paid, net of refunds           544          1,327         1,339
============================================================================

NET INCOME PER COMMON SHARE

Net income and outstanding shares of common stock used in calculating earnings per share differed from those amounts reported in the consolidated financial statements as follows:

                                                                                        Net Income Per Common Share,
(In thousands)                                    Net Income Per Common Share                 Assuming Dilution
--------------------------------------------------------------------------------------------------------------------
1997
Net income                                                 $ 23,005                               $ 23,005
Assuming conversion of convertible notes                         --                                    429
                                                         -----------------------------------------------------------
         Net income, as adjusted                           $ 23,005                               $ 23,434
                                                         ===========================================================

Outstanding common shares                                    32,482                                 32,482
Effect of weighting for outstanding shares                     (199)                                  (199)
Outstanding stock options                                        --                                    656
Assuming conversion of convertible notes                         --                                  1,042
                                                         -----------------------------------------------------------
         Adjusted shares                                     32,283                                 33,981
                                                         ===========================================================
1996
Net income                                                 $ 15,907                               $ 15,907
Assuming conversion of convertible notes                         --                                  2,357
                                                         -----------------------------------------------------------
         Net income, as adjusted                           $ 15,907                               $ 18,264
                                                         ===========================================================

Outstanding common shares                                    32,161                                 32,161
Effect of weighting for outstanding shares                   (3,389)                                (3,389)
Outstanding stock options                                        --                                    664
Assuming conversion of convertible notes                         --                                  2,396
                                                         -----------------------------------------------------------
         Adjusted shares                                     28,772                                 31,832
                                                         ===========================================================
1995
Net loss                                                   $ (4,848)                              $ (4,848)
Assuming conversion of convertible notes                         --                                  3,780
                                                         -----------------------------------------------------------
         Net income, as adjusted                           $ (4,848)                              $ (1,068)
                                                         ===========================================================

Outstanding common shares                                    26,766                                 26,766
Effect of weighting for outstanding shares                   (1,072)                                (1,072)
Outstanding stock options                                        --                                    513
Assuming conversion of convertible notes                         --                                  3,896
                                                         -----------------------------------------------------------
         Adjusted shares                                     25,694                                 30,103
====================================================================================================================


SUMMARY SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of selected quarterly financial data for the previous three years:

                                                                                 Quarter Ended
(In thousands, except share data)                       March 31           June 30            Sept. 30         Dec. 31
-----------------------------------------------------------------------------------------------------------------------
1997
  Revenues                                             $ 122,112          $ 142,226           $164,670         $176,967
  Income from operations                                   6,047             11,005             12,249              193
  Net income                                               5,094              5,603              6,130            6,178
  Net income per common share                               0.16               0.17               0.19             0.20
  Net income per common share, assuming dilution            0.16               0.17               0.18             0.18
1996
  Revenues                                               104,894            116,512            119,571          120,458
  Income from operations                                   5,872              7,324              7,124            3,522
  Net income                                               3,128              3,839              4,456            4,484
  Net income per common share                               0.12               0.14               0.15             0.14
  Net income per common share, assuming dilution            0.12               0.14               0.15             0.14
1995
  Revenues                                                88,975             81,766             95,817           97,762
  Income (loss) from operations                            4,613               (972)             3,682           (6,179)
  Net income (loss) before cumulative effect of
       accounting change                                   3,017             (1,626)             1,758           (3,837)
  Net income (loss) per common share                       (0.05)             (0.07)              0.06            (0.14)
  Net income (loss) per common share, assuming dilution    (0.05)             (0.07)              0.06            (0.14)
=======================================================================================================================

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Special Note Regarding
  Forward-Looking Information........  2
Available Information................  2
Incorporation of Certain Documents by
  Reference..........................  3
Prospectus Summary...................  4
Risk Factors.........................  8
Use of Proceeds......................  13
Price Range of Common Stock
  and Dividend Policy................  13
Capitalization.......................  14
Selected Consolidated Financial
  Data...............................  15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................  16
Business.............................  23
Management...........................  34
Description of Capital Stock.........  38
Underwriting.........................  40
Legal Matters........................  42
Experts..............................  42
Index to Consolidated Financial
  Statements.........................  F-1

                                2,750,000 SHARES

                                 [ORBITAL LOGO]
                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------
                              MERRILL LYNCH & CO.

                               J.P. MORGAN & CO.

                           MORGAN STANLEY DEAN WITTER
                                        , 1998

------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the registration of the Common Stock offered hereby. All amounts are estimated except for the Securities and Exchange Commission registration fee, National Association of Securities Dealers, Inc. filing fee and Nasdaq quotation fee.

                                                              PAYABLE BY
                                                              REGISTRANT
                                                              ----------
SEC registration fee........................................   $ 40,292
National Association of Securities Dealers, Inc. filing
  fee.......................................................     14,158
Nasdaq quotation fee........................................          *
Accounting fees and expenses................................          *
Legal fees and expenses.....................................          *
Blue Sky fees and expenses..................................          *
Miscellaneous fees and expenses.............................          *
                                                               --------
     Total..................................................   $      *
                                                               ========

     --------------------
     * To be completed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law sets forth provisions that define the extent to which a corporation organized under the laws of Delaware may indemnify directors, officers, employees or agents. Section 145 provides as follows:

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the

     Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Paragraph Ten of the Company's Restated Certificate of Incorporation provides that the Company shall, to the maximum extent permitted by Delaware law, indemnify and, upon request, advance expenses to any person:

          . . . who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

     Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its stockholders,
(b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit. Paragraph Nine of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

     In addition, the Company has entered into substantially identical indemnification agreements with each of its directors and executive officers and certain other officers. The Company has agreed, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by the indemnitee because he was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the Company or any of its affiliates, or because the Company has a right to judgment in its favor because of his position with the Company or any of its affiliates. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to the Company's best interests. The agreement further provides that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under the Company's Restated Certificate of-Incorporation, By-Laws or any agreement or vote of stockholders, nor may the Restated Certificate of Incorporation or By-Laws be amended to affect adversely the rights of any indemnitee.

     Reference is made to the form of Underwriting Agreement filed as Exhibit
1.1 for certain provisions relating to the indemnification by the Underwriters of the directors and certain officers of the Company in certain circumstances.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
   1.1    Form of Underwriting Agreement*
   4.1    Form of Certificate of Common Stock**
   5      Opinion of Hogan & Hartson L.L.P. regarding legality of
          shares being registered*
  23.1    Consent of KPMG Peat Marwick LLP***
  23.2    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)*
  24      Power of attorney (included on Signature Page)***

---------------

  * To be filed by amendment.
 ** Incorporated herein by reference to Exhibit 4.1 to the Company's
    Registration Statement on Form S-1 (File Number 33-33453) filed on February 9, 1990 and effective on April 24, 1990.
*** Filed herewith.

     (b) Financial Statement Schedules

     Financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, Commonwealth of Virginia, on the 26th day of March, 1998.

                                          ORBITAL SCIENCES CORPORATION

                                          By:     /s/ DAVID W. THOMPSON
                                            ------------------------------------
                                                     DAVID W. THOMPSON,
                                              CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

     Each person whose signature appears below hereby constitutes and appoints David W. Thompson, Bruce W. Ferguson and Leslie C. Seeman, or any of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 26, 1998 by the following persons in the capacities indicated.

                     SIGNATURES                                             TITLE
                     ----------                                             -----
                /s/ DAVID W. THOMPSON                       Chairman of the Board, Chief Executive
-----------------------------------------------------     Officer and Director (Principal Executive
                  DAVID W. THOMPSON                                        Officer)

                /s/ JEFFREY V. PIRONE                    Executive Vice President and Chief Financial
-----------------------------------------------------       Officer (Principal Financial Officer)
                  JEFFREY V. PIRONE

                /s/ MICHAEL P. KEEGAN                           Vice President and Controller
-----------------------------------------------------
                  MICHAEL P. KEEGAN

                 /s/ FRED C. ALCORN                                        Director
-----------------------------------------------------
                   FRED C. ALCORN

                 /s/ KELLY H. BURKE                                        Director
-----------------------------------------------------
                   KELLY H. BURKE


                     SIGNATURES                                             TITLE
                     ----------                                             -----
                /s/ BRUCE W. FERGUSON                                      Director
-----------------------------------------------------
                  BRUCE W. FERGUSON

                 /s/ DANIEL J. FINK                                        Director
-----------------------------------------------------
                   DANIEL J. FINK

                 /s/ LENNARD A. FISK                                       Director
-----------------------------------------------------
                   LENNARD A. FISK

               /s/ JACK L. KERREBROCK                                      Director
-----------------------------------------------------
                 JACK L. KERREBROCK

                 /s/ DOUGLAS S. LUKE                                       Director
-----------------------------------------------------
                   DOUGLAS S. LUKE

                 /s/ JOHN L. MCLUCAS                                       Director
-----------------------------------------------------
                   JOHN L. MCLUCAS

              /s/ JANICE I. OBUCHOWSKI                                     Director
-----------------------------------------------------
                JANICE I. OBUCHOWSKI

               /s/ FRANK L. SALIZZONI                                      Director
-----------------------------------------------------
                 FRANK L. SALIZZONI

                                                                           Director
-----------------------------------------------------
                 HARRISON H. SCHMITT

                /s/ JAMES R. THOMPSON                                      Director
-----------------------------------------------------
                  JAMES R. THOMPSON

                /s/ SCOTT L. WEBSTER                                       Director
-----------------------------------------------------
                  SCOTT L. WEBSTER


                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT                     PAGE
-------                     -----------------------                     ----
   1.1    Form of Underwriting Agreement*.............................
   4.1    Form of Certificate of Common Stock**.......................
   5      Opinion of Hogan & Hartson L.L.P. regarding legality of
          shares being registered*....................................
  23.1    Consent of KPMG Peat Marwick LLP***.........................
  23.2    Consent of Hogan & Hartson L.L.P. (included in Exhibit
          5)*.........................................................
  24      Power of attorney (included on Signature Page)***...........

---------------

  * To be filed by amendment.
 ** Incorporated herein by reference to Exhibit 4.1 to the Company's
    Registration Statement on Form S-1 (File Number 33-33453) filed on February 9, 1990 and effective on April 24, 1990.
*** Filed herewith.